UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Jefferies Financial Group Inc.

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2022 Annual Meeting of Shareholders
Proxy Statement

MARCH 29, 2022

February 17, 2022

Dear Fellow Shareholders,

We present this year’s Proxy Statement and invite you to participate in our 2022 Annual Meeting of Shareholders on Tuesday, March 29, 2022 at 10:00 a.m. New York City time. We will be conducting our meeting virtually (see page 3 for details). The agenda will include a vote for the election of directors, an advisory vote to approve our 2021 executive compensation, and a vote on the selection of our independent auditors. Our CEO, Rich Handler, and our President, Brian Friedman, will discuss our strategy and operating performance and answer your questions.

OUR YEAR

Jefferies, once again, delivered record net revenues in Investment Banking and Capital Markets and Asset Management. Total net revenues were $8.2 billion, for a 36% increase over 2020, and net income was $1.7 billion, a 118% increase over last year.

As the graph below shows for our primary operating company, Jefferies Group, we recorded yet another record year in 2021 following a then record-breaking 2020.

JEFFERIES GROUP REVENUES AND EARNINGS SINCE 2000 AND HISTORICAL PERSPECTIVE

($ millions)	1990	1995	2000	2005	2007	2012	2017	2020	2021
Net Earnings	$7	$29	$55	$157	$145	$282	$357	$879	$1,619

(1)	Net Earnings in 1990-2012 are attributable to Common Shareholders. Net Earnings in 2013-2021 are attributable to Jefferies Group LLC. Jefferies Group’s results in 2013 for the Successor period includes the results of operations for the first quarter ending 2/28/13, which are part of the Predecessor period. The Predecessor and Successor periods have been prepared under two different cost bases of accounting. Results in 2010 are for the 11 months ended November 30, 2010.

During this remarkable year:

•	Our share price ended our fiscal year at $37.58 per share and we generated Total Shareholder Return of nearly 70%.

•	We returned $490 million to shareholders, resulting in nearly $4 billion in total capital returned to shareholders over the past four years.

2021 HIGHLIGHTS

$8.2 billion

Total net revenues,
up 36% over 2020

$1.7 billion

Total net income,
up 118% over 2020

$490 million

Capital returned to our shareholders

2022 Proxy Statement    1

•	We increased book value per share to $43.33 and increased tangible book value per fully diluted share by 19% to $32.45 at the end of year (even after returning $490 million to shareholders). (Tangible book value per fully diluted share is a non-GAAP measure. For reconciliation to GAAP amounts, see Annex A of this Proxy Statement.)

Our CEO and President continued to execute our long-range plan put in place approximately five years ago that is aimed at, among other things, consolidating all our financial services businesses in Jefferies Group; realizing the value of the Merchant Banking portfolio; creating a strong, deep firmwide succession plan; increasing the size of our Investment Banking and Capital Markets businesses, market share and revenues; increasing the global footprint and brand of Jefferies Group; and increasing the size of our Asset Management business through attracting third-party investments. Our management team has delivered on our plan year after year. So, for 2021 –by far the most rewarding year ever - we again laud Rich and Brian and their entire team for having exceeded expectations.

To demonstrate our satisfaction with Rich and Brian’s performance and successes, we put in place a one-time retention plan that is geared toward having them running our company for many years to come. We are confident that, with this continuity, we will continue to grow Jefferies as it has grown over the decades under their leadership.

OUR BOARD

As you may have seen in our January 10 announcement, Frank Borges will be stepping down from the Board on March 28 because of ongoing professional demands following the acquisition of his company. We are very grateful for Frank’s nine years on our Board, including his role as Lead Director for the past two years. We elected Linda Adamany to be our Lead Director effective March 28. Her skill set and experience perfectly suit her for that role. Finally, Tom Jones has been elected to our Board effective March 28 (see page 19 for a summary of Tom’s background and his broad and deep qualifications).

OUR SUGGESTION

We enthusiastically recommend that you read Rich and Brian’s annual letter to shareholders and our 2021 Annual Report and Form 10-K available on our Jefferies.com website for a more in-depth discussion of 2021, our strategy and our momentum. We believe you will like what you read.

OUR GRATITUDE

We again want to express our deepest and most sincere gratitude to our employees who, in the face of a deadly pandemic and from desktops located in nearly 5,000 homes, marshalled their personal resources and the teamwork and shared culture of Jefferies to deliver to our shareholders and all other stakeholders a remarkable year. We are so proud of them and so fortunate to have them on our team. Well done one and all!

YOUR VOTE MATTERS

Thank you very much for your investment and partnership with us. We genuinely hope you will participate in our annual shareholders meeting. If you are not able to participate, we ask you to vote by proxy in support of our recommendations. The proxy materials contain necessary information about the matters on which we are asking you to vote. The Jefferies team is open to addressing any questions you may have. Thank you again for your support.

Sincerely,

The Jefferies Board of Directors

Nearly

$4 billion

Returned to shareholders in the last four years

$32.45

Tangible book value per fully diluted share at November 30, 2021, an increase of 19% over November 30, 2020

70%

Total shareholder return over the past year

2    Jefferies Financial Group

Notice of Annual Meeting of Shareholders

This Proxy Statement is being furnished to our shareholders in connection with the solicitation of proxies by our Board of Directors for use at our 2022 Annual Meeting of Shareholders.

LOGISTICS

DATE AND TIME March 29, 2022 at 10:00 a.m.	Jefferies virtual Annual Meeting of Shareholders may be accessed using the following link: www.virtualshareholdermeeting.com/JEF2022.

PURPOSE OF MEETING

	PROPOSAL	VOTE REQUIRED TO ELECT OR APPROVE	BOARD RECOMMENDATION	PAGE REFERENCE
1	ELECTION OF DIRECTORS	Majority of the votes cast	FOR each nominee	10
2	ADVISORY VOTE ON 2021 EXECUTIVE COMPENSATION	Majority of the votes cast	FOR	38
3	RATIFICATION OF INDEPENDENT AUDITORS	Majority of the votes cast	FOR	62

Consider other matters that properly come before the meeting.

OTHER IMPORTANT INFORMATION

Shareholders should read Important Information for Our Shareholders beginning on page 69 for additional information, including ways for you to vote prior to the meeting.

Whether you hold shares directly as a shareholder of record or beneficially in street name, you may vote your shares without attending the Annual Meeting. Voting instructions are outlined in the Notice of Internet Availability of Proxy Materials and on your proxy card.

BY INTERNET (24 hours a day): proxyvote.com	BY MAIL: If you are a shareholder of record: Return a properly executed and dated proxy card in the provided pre-paid envelope

BY TELEPHONE (24 hours a day): 1-800-690-6903	If you hold your shares in street name: Return a properly executed and dated voting instruction form by mail, depending upon the method(s) your bank, brokerage firm, broker-dealer or other similar organization makes available

2022 Proxy Statement    3

Notice of Annual Meeting of Shareholders

Generally, the deadline for voting by telephone or using the internet is 11:59 p.m. EDT on Monday, March 28, 2022. Please read Important Information for Our Shareholders on page 69 for other voting deadlines.

At the virtual Annual Meeting, shareholders will be able to listen to the meeting live and vote. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/JEF2022, you must enter the 16-digit control number available on your proxy card if you are a shareholder of record or included in your voting instruction card and voting instructions you received from your broker, bank or other institution. Although you may vote online during the virtual Annual Meeting, we encourage you to vote via the Internet, by telephone or by mail as outlined in the Notice of Internet Availability of Proxy Materials or on your proxy card to ensure that your shares are represented and voted.

A technical support line will be available on the meeting website for any questions on how to participate in the Annual Meeting or if you encounter any difficulties accessing the virtual meeting.

The meeting webcast will begin promptly at 10:00 a.m., New York City time, on Tuesday, March 29, 2022, and we encourage you to access the meeting prior to the start time.

Shareholders will be able to ask questions through the virtual meeting website either before or during the meeting. Questions may be submitted during the virtual Annual Meeting through www.virtualshareholdermeeting.com/ JEF2022. The Company will answer appropriate questions during the virtual Annual Meeting.

4    Jefferies Financial Group

Who We Are

Jefferies is engaged in investment banking and capital markets and asset management. Our strategy focuses on continuing to build out our investment banking effort, enhancing our capital markets businesses and further developing our Leucadia Asset Management alternative asset management platform, while returning excess capital to shareholders. Jefferies Group LLC, our largest subsidiary, was established in 1962 and is the largest independent U.S.-headquartered global full-service integrated investment banking and securities firm.

We own a legacy portfolio of businesses and investments that we historically denominated as our “Merchant Banking” business and are reflected in our consolidated results as consolidated subsidiaries, equity investments, securities or in other ways. We are well along in the process of liquidating this portfolio, with the intention of selling to third parties, distributing to shareholders or transferring the balance of this portfolio to our asset management reportable segment over the next few years.

Our executive offices are located at 520 Madison Avenue, New York, NY 10022, as is the global headquarters of Jefferies Group. At November 30, 2021, we had 5,556 full-time employees, including 4,508 full-time employees at Jefferies Group. Jefferies Group retains a credit rating separate from Jefferies and remains a U.S. Securities and Exchange Commission reporting company.

2022 Proxy Statement    5

Proxy Summary

PROPOSAL 1	Election of Directors THE BOARD RECOMMENDS A VOTE FOR EACH OF THE DIRECTOR NOMINEES	See page 10

•   Our directors are elected at each annual meeting of shareholders and hold office for a one-year term.

•   The Nominating and Corporate Governance Committee considers and chooses nominees for our Board with a primary goal of presenting a diverse slate of candidates who will serve the Board, its Committees, Jefferies and our shareholders.

•   42% of our Board (and 56% of our independent directors) are diverse.

Our Director Nominees

			Jefferies Committees
Name and Age	Tenure	Other Public Directorships (Non-Portfolio)	A	C	ESG/DEI	NCG	RLO
Linda L. Adamany*, 69 Independent	2014	Coeur Mining Inc. BlackRock Institutional Trust Company
Barry J. Alperin, 81 Independent	2018	Henry Schein, Inc.
Robert D. Beyer, 62 Independent	2013	LiveVox Holdings, Inc.
Francisco L. Borges*, 70 Lead Independent Director	2013	Assured Guaranty, Ltd. Davis Selected Funds
Matrice Ellis Kirk, 60 Independent	2021	None
Brian P. Friedman, 66 President	2013	None
MaryAnne Gilmartin, 57 Independent	2018	None
Richard B. Handler, 60 Chief Executive Officer	2013	Landcadia Holdings IV, Inc.
Thomas W. Jones*, 72 Independent	2022	Assured Guaranty, Ltd.
Jacob M. Katz, 69 Independent	2018	None
Michael T. O’Kane, 76 Independent	2013	Assured Guaranty, Ltd.
Joseph S. Steinberg, 78 Chairman of the Board	1978	Crimson Wine Group Ltd., Pershing Square Tontine Holdings, Ltd.
Melissa V. Weiler, 57 Independent	2021	Owl Rock Capital Corporation

A	Audit	ESG/DEI	ESG, Diversity, Equity & Inclusion	NCG	Nominating and Corporate Governance	Member
C	Compensation			RLO	Risk and Liquidity Oversight	Chair

*	On January 10, 2022, the Company announced that Mr. Borges would not be standing for reelection to the Board effective March 28, 2022. Ms. Adamany will become the Lead Independent Director of the Board beginning on March 28, 2022. The Company also announced the election of Mr. Jones to the Board effective March 28, 2022.

6    Jefferies Financial Group

Proxy Summary

Board of Directors Skills and Experience

Audit & Financial Expertise	Corporate Strategy & Business Development	Corporate Governance
Ethics/Social Responsibility Oversight	Financial Services	International Business & Operations
Executive Leadership & Management	Mergers & Acquisitions	Private Equity
Risk Oversight	Expertise in Portfolio Company Related Industry

Corporate Governance Accomplishments

ONGOING PRACTICES

Independent Lead Director Majority Voting Board Refreshment Clawback Policy Prohibition on Hedging Independent Compensation Consultant	Expanded ESG/DEI Committee Mirrored Boards Shareholder Proxy Access Individual Director Assessments CEO and President Stock Ownership Guidelines	Minimum Holding Periods of Vested Equity CEO and President Evaluations Corporate Social Responsibility Principles Shareholder Engagement Robust Director Stock Ownership Guidelines

2022 Proxy Statement    7

Proxy Summary

PROPOSAL 2	Advisory Vote on 2021 Executive Compensation THE BOARD RECOMMENDS A VOTE FOR THE 2021 EXECUTIVE COMPENSATION	See page 38

For 2021, our two top executives each earned cash-incentive compensation of $12 million, restricted stock units (RSUs) worth $9 million on the grant date, and performance stock units (PSUs) with a target of $9 million on the grant date based on the excellent performance of Jefferies Financial Group, including Jefferies Group, and on their individual performance measured by the Committee’s performance criteria of Financial Performance, Capital Allocation, Business Strength, and Leadership, Culture and Values. Please see our note on page 50, outlining how that compensation is treated for purposes of the Summary Compensation Table.

PROPOSAL 3	Ratification of Independent Auditors THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT AUDITORS	See page 62

•   The Audit Committee selected Deloitte & Touche LLP as our independent auditors for 2022.

•   This proposal is being submitted to shareholders because we believe that this action follows sound corporate practice and is in the best interests of our shareholders.

•   This is a non-binding proposal.

8    Jefferies Financial Group

2022 Proxy Statement    9

Corporate Governance Matters

PROPOSAL 1	Election of Directors THE BOARD RECOMMENDS A VOTE FOR EACH OF THE DIRECTOR NOMINEES

Our directors are elected at each annual meeting of shareholders and hold office for a one-year term. Our Nominating and Corporate Governance Committee considers and chooses nominees for our Board with a primary goal of presenting a diverse slate of candidates who will serve the Board, its Committees, Jefferies and our shareholders, taking into account the attributes of each candidate’s professional skillset and credentials, as well as gender, age, ethnicity and personal background. In evaluating nominees, the Nominating and Corporate Governance Committee reviews each candidate’s background and assesses each candidate’s independence, skills, experience and expertise based upon myriad factors, including the candidate’s individual director assessment. Directors should have the highest professional and personal ethics, integrity and character that conform to our standards. Directors should also have experience at the governance and policy-making level in their respective fields. The Nominating and Corporate Governance Committee will consider whether a candidate for director has a proven professional background that displays the ability to make important judgments as Board members. The Committee also determines whether a candidate’s skills and experience complement existing Board members’ skills and experience.

As illustrated by their biographies and highlighted in the chart on the next page, each of our directors was chosen because his or her background provides each director with the experience and skillset geared toward helping us succeed. Our directors bring to us strong executive operating experience; expertise in the financial services sector; accounting expertise; broad experience in such diverse sectors as oil and gas, mining, investment management, retail food, real estate, private equity, communications, media, government and international banking, among others; and a meaningful commitment to community and public service. That wealth of knowledge and experience is ideally suited to our diverse financial services platforms.

Unless otherwise directed, proxies will be voted for our 12 nominees and, if a nominee becomes unavailable for election, for the substitute nominee as proposed by our Board of Directors.

10    Jefferies Financial Group

Corporate Governance Matters

Board of Directors Skills and Experience

Executive Leadership & Management	Audit & Financial Expertise	Private Equity
100%	83%	83%
Risk Oversight	Expertise in Portfolio Company Related Industry	Corporate Strategy & Business Development
100%	83%	92%
Mergers & Acquisitions	Financial Services	Ethics/Social Responsibility Oversight
75%	100%	75%
Corporate Governance	International Business & Operations
100%	58%

2022 Proxy Statement    11

Corporate Governance Matters

Biographies of Directors

Linda L. Adamany

LEAD INDEPENDENT
DIRECTOR

Director since 2014

COMMITTEES

● Audit

● ESG/DEI Committee

● Nominating and Corporate Governance

● Risk and Liquidity Oversight (chair)

RELEVANT SKILLS

● Audit & Financial Expertise

● Corporate Strategy & Business Development

● Corporate Governance

● Ethics/Social Responsibility Oversight

● Financial Services

● International Business & Operations

● Executive Leadership & Management

● Mergers & Acquisitions

● Private Equity

● Risk Oversight

● Expertise in Portfolio Company Related Industry

KEY QUALIFICATIONS

Ms. Adamany’s financial and operating executive experience in multiple industries, as well as her diverse experience serving on various boards, provides us with wise counsel and the perspective of an experienced leader. Ms. Adamany has been a director of Jefferies Group since November 2018, and a director of Jefferies International Limited (our U.K. business) since March 2021. Ms. Adamany Chairs the Risk and Liquidity Oversight Committee, and serves as a member of the Audit, Nominating and Corporate Governance, and ESG/DEI Committees of both Jefferies Boards. She also serves as a member of the Audit, Nominations, and Risk Committees, and has been elected to become Chair of the Remuneration Committee of Jefferies International Limited. Ms. Adamany’s additional experience serving on the boards of directors and committees of other public companies, including an ethics committee and audit committee as chair, as well as previous compensation and corporate governance committees experience, qualifies her for service on our Board.

PROFESSIONAL HIGHLIGHTS

Ms. Adamany served in several capacities at BP plc from 1980 until her retirement in August 2007, including from April 2005 until August 2007 as a member of the five-person Refining & Marketing Executive Committee responsible for overseeing the day-to-day operations and human resources management of BP plc’s Refining and Marketing business segment. She also served as Executive Assistant to the Group Chief Executive from October 2002 until March 2005 and as Chief Executive of BP Shipping from October 1999 until September 2002.

OTHER ENGAGEMENTS

Ms. Adamany serves as a director and member of the Audit, Nominations, and Risk Committees, and has been elected to become Chair of the Remuneration Committee of Jefferies International Limited since March 2021. Ms. Adamany serves as a director of Coeur Mining Inc. since March 2013 and is a member of the Environmental, Health, Safety and Social Responsibility Committee and Chair of the Audit Committee. Coeur Mining Inc. is the largest U.S.-based primary silver and gold producer and is listed on the NYSE. Ms. Adamany also serves as a director of BlackRock Institutional Trust Company, N.A. since March 2018, where she serves as a member of their Audit and Risk Committees. From October 2017 through April 2019, Ms. Adamany also served as a director and member of both the Audit Committee and the Safety, Assurance and Business Ethics Committee of Wood plc, a global leader in the delivery of project, engineering and technical services to energy and industrial markets, listed on the London Stock Exchange, following its acquisition of AMEC Foster Wheeler plc. Prior to that time, from October 2012 until October 2017, Ms. Adamany served as a member of the board of directors of AMEC Foster Wheeler plc, and chaired the Health, Safety, Environmental and Reputation Committee and served as a member of the Audit, Nominations & Governance, and Compensation Committees. Ms. Adamany served as a member of the board of directors of National Grid plc from October 2006 until October 2012.

EDUCATION

Ms. Adamany is a C.P.A. and holds a B.S. in Business Administration with a major in Accounting, magna cum laude, from John Carroll University.

12    Jefferies Financial Group

Corporate Governance Matters

Barry J. Alperin

INDEPENDENT
DIRECTOR

Director since 2018

COMMITTEES

● Audit

● Compensation

● ESG/DEI Committee (chair)

● Nominating and Corporate Governance

RELEVANT SKILLS

● Audit & Financial Expertise

● Corporate Strategy & Business Development

● Corporate Governance

● Ethics/Social Responsibility Oversight

● Financial Services

● Executive Leadership & Management

● Mergers & Acquisitions

● Private Equity

● Risk Oversight

● Expertise in Portfolio Company Related Industry

KEY QUALIFICATIONS

Mr. Alperin’s tenure as a director of Jefferies Group since December 2013 provides us with continued oversight of our financial services businesses. His broad experience in financial transactions, including corporate mergers and acquisitions provides additional board oversight to our Investment Banking and Merchant Banking platforms. His experience serving on the boards of directors and committees of both public and private companies qualifies him for service on our Board.

PROFESSIONAL HIGHLIGHTS

Mr. Alperin served as Vice Chairman of Hasbro, Inc. from 1990 through 1995, as Co-Chief Operating Officer of Hasbro from 1989 through 1990 and as Senior Vice President or Executive Vice President of Hasbro from 1985 through 1989. He was a director of Hasbro from 1985 through 1996.

Prior to joining Hasbro, Mr. Alperin practiced law in New York City for 20 years, dealing with corporate, public and private financial transactions, corporate mergers and acquisitions, compensation issues and securities law matters.

OTHER ENGAGEMENTS

Mr. Alperin currently serves as a director of Henry Schein, Inc. since 1996 and is a director of a privately held marine construction corporation, Weeks Marine, Inc. Mr. Alperin was also a director of Fiesta Restaurant Group from July 2012 through April 2019. Mr. Alperin has announced that he will retire from the Board of Henry Schein in May in accordance with operative age limitations.

Mr. Alperin serves as a trustee and member of the Executive Committee of The Caramoor Center for Music and the Arts, President Emeritus and a Life Trustee of The Jewish Museum in New York City and is a past President of the New York Chapter of the American Jewish Committee where he also served as Chairman of the Audit Committee of the national organization. Mr. Alperin also formerly served as Chairman of the Board of Advisors of the Tucker Foundation at Dartmouth College, was President of the Board of the Stanley Isaacs Neighborhood Center in New York City, was a trustee of the Hasbro Children’s Foundation, was President of the Toy Industry Association and was a member of the Columbia University Medical School Health Sciences Advisory Council.

EDUCATION

Mr. Alperin received a B.A. in Economics, magna cum laude, from Dartmouth College, an M.B.A., with high distinction, from the Amos Tuck School of Business and a J.D., cum laude, from Harvard Law School.

2022 Proxy Statement    13

Corporate Governance Matters

Robert D. Beyer

INDEPENDENT DIRECTOR

Director since 2013

COMMITTEES

● Compensation (chair)

● Risk and Liquidity Oversight

RELEVANT SKILLS

● Audit & Financial Expertise

● Corporate Strategy & Business Development

● Corporate Governance

● Financial Services

● International Business & Operations

● Executive Leadership & Management

● Mergers & Acquisitions

● Private Equity

● Risk Oversight

● Expertise in Portfolio Company Related Industry

KEY QUALIFICATIONS

Mr. Beyer’s leadership experience, particularly in risk oversight of financial services businesses, is valuable to our financial services focus and, in particular, Jefferies’ Investment Banking platform. His additional experience as a director of Jefferies Group since November 2018 as well as serving on the boards of directors and committees of other public and private companies, including Audit, Compensation and Corporate Governance Committees, qualifies him for service on our Board.

PROFESSIONAL HIGHLIGHTS

Mr. Beyer is Chairman of Chaparal Investments LLC, a private investment firm and holding company. He was Executive Chairman of Crescent Acquisition Corp, a special-purpose acquisition company, until its merger with LiveVox Holdings, Inc. in 2021. From 2005 to 2009, Mr. Beyer served as Chief Executive Officer of The TCW Group, Inc., a global investment management firm. Mr. Beyer previously served as President and Chief Investment Officer from 2000 until 2005 of Trust Company of the West, the principal operating subsidiary of TCW.

OTHER ENGAGEMENTS

Mr. Beyer is a director of LiveVox Holdings, Inc., a NASDAQ listed company. He also serves on the boards of the University of Southern California, the Harvard-Westlake School and the Milwaukee Brewers Baseball Club. Mr. Beyer formerly served as a director of The Kroger Co. (1999-2019) and of The Allstate Corporation (2006-2016), each NYSE listed companies. Mr. Beyer was also formerly a director of Société Générale Asset Management, S.A. and its subsidiary, The TCW Group, Inc.

EDUCATION

Mr. Beyer received an M.B.A. from the UCLA Anderson School of Management and a B.S. from the University of Southern California.

14    Jefferies Financial Group

Corporate Governance Matters

Matrice Ellis Kirk

INDEPENDENT
DIRECTOR

Director since 2021

COMMITTEES

● ESG/DEI Committee

● Risk and Liquidity Oversight

RELEVANT SKILLS

● Corporate Strategy & Business Development

● Corporate Governance

● Ethics/Social Responsibility Oversight

● Financial Services

● Executive Leadership & Management

● Risk Oversight

KEY QUALIFICATIONS

Ms. Ellis Kirk has extensive experience in the executive search and human capital industry and has a proven commitment to governance and successful team-building. Her experience serving on the boards of directors of a diverse set of companies and community organizations qualifies her for service on our Board.

PROFESSIONAL HIGHLIGHTS

Ms. Ellis Kirk is the CEO of EllisKirk Group, a full service executive search firm, focusing on governance, succession and building leadership teams. Ms. Ellis Kirk was a Managing Director and a member of the Executive Committee at RSR Partners executive search firm from 2014 to 2021. Previously she was with the international executive search firm, Heidrick & Struggles, from 1999 to 2014. From 1996 to 1999, Ms. Ellis Kirk was a director of Spencer Stuart, an executive search firm. Prior to her career in search, Ms. Ellis Kirk was a Vice President of Apex Securities, an investment banking firm, from 1992 to 1996. From 1986 to 1992, she was Director of the Office of Management and Budget for Dallas Area Rapid Transit, a regional transit agency, and prior to that, from 1982 to 1986, she held several positions with MBank Dallas, the predecessor of the Dallas office of JPMorgan Chase Bank.

OTHER ENGAGEMENTS

Ms. Ellis Kirk is the Chair Emeritus of the AT&T Performing Arts Center and is a Dallas City Council appointed board Chair of the DFW Airport Authority.

Ms. Ellis Kirk served as a director of ACE Cash Express from December 2005 until October 2006 when ACE Cash Express was acquired by JLL Partners. Ms. Ellis Kirk also served as a director of Chancellor Media, which later became AMFM, Inc., from 1996 until October 1999 when it was acquired by Clear Channel.

EDUCATION

Ms. Ellis Kirk graduated from the University of Pennsylvania with a degree in Economics.

2022 Proxy Statement    15

Corporate Governance Matters

Brian P. Friedman

PRESIDENT CHAIRMAN OF THE EXECUTIVE COMMITTEE OF JEFFERIES GROUP

Director since 2013

COMMITTEES

● None

RELEVANT SKILLS

● Audit & Financial Expertise

● Corporate Strategy & Business Development

● Corporate Governance

● Ethics/Social Responsibility Oversight

● Financial Services

● Executive Leadership & Management

● Mergers & Acquisitions

● Private Equity

● Risk Oversight

● International Business & Operations

● Expertise in Portfolio Company Related Industry

KEY QUALIFICATIONS

As our President for nine years and a long-standing executive officer of Jefferies Group, Mr. Friedman brings managerial, strategic, transactional and investing experience in a broad range of businesses and, most significantly, in financial services. His additional extensive experience serving on the boards of directors of both public and private companies qualifies him for service on our Board.

PROFESSIONAL HIGHLIGHTS

Mr. Friedman has served as a director and our President since March 2013 and has been a director and executive officer of Jefferies Group since July 2005 and Chairman of the Executive Committee of Jefferies Group since 2002. Since 1997, Mr. Friedman has also served as President of Jefferies Capital Partners (formerly, FS Private Investments), a private equity fund management company controlled by Mr. Friedman and in which we have an ownership interest, and that is in the process of wind down of its legacy funds. Mr. Friedman was previously employed by Furman Selz LLC and its successors, including serving as Head of Investment Banking and a member of its Management and Operating Committees. Prior to his seventeen years with Furman Selz and its successors, Mr. Friedman was an attorney with Wachtell, Lipton, Rosen & Katz.

STOCK OWNERSHIP

Since becoming an executive officer of Jefferies Group and as President of Jefferies Financial Group, approximately 72% of Mr. Friedman’s compensation has consisted of non-cash, equity related securities vesting over three to five years. Including all earned and unearned deferred shares and options, Mr. Friedman currently owns 10,886,002 shares, representing approximately 4.4% of our outstanding shares.

OTHER ENGAGEMENTS

As a result of his historic management of various private equity funds and the significant equity positions those funds held in their portfolio companies, Mr. Friedman served on a number of boards of directors of such private and public portfolio companies. Mr. Friedman served as our representative on the board of Fiesta Restaurant Group from 2012 through April 2021 and served as a board member of HomeFed Corporation from 2014 to July 2019.

Mr. Friedman is also engaged in a range of philanthropic efforts personally and through his family foundation and serves as the Co-Chairman of the Board of Strive International, a workforce training effort, and Vice President of the HC Leukemia Foundation.

Mr. Friedman also serves as the Co-Chair of the Global Diversity Council at Jefferies.

EDUCATION

Mr. Friedman received a J.D. from Columbia Law School and a B.S. in Economics and M.S. in Accounting from The Wharton School, University of Pennsylvania.

16    Jefferies Financial Group

Corporate Governance Matters

MaryAnne Gilmartin

INDEPENDENT DIRECTOR

Director since 2018

COMMITTEES

● ESG/DEI Committee

● Nominating and Corporate Governance

● Risk and Liquidity Oversight

RELEVANT SKILLS

● Corporate Strategy & Business Development

● Corporate Governance

● Ethics/Social Responsibility Oversight

● Financial Services

● Executive Leadership & Management

● Risk Oversight

● Expertise in Portfolio Company Related Industry

KEY QUALIFICATIONS

Ms. Gilmartin’s tenure as a director of Jefferies Group since March 2015 provides us with continued oversight of our financial services businesses. Her broad executive management experience, consulting roles and entrepreneurial spirit complement our Board and provides additional oversight to our Merchant Banking efforts.

PROFESSIONAL HIGHLIGHTS

Ms. Gilmartin is the Founder and Chief Executive Officer of MAG Partners LP, a New York-based real estate development company she founded in 2020. Prior to founding MAG Partners, Ms. Gilmartin was Co-Founder and Chief Executive Officer of L&L MAG, a New York-based real estate development firm. After a successful two-year partnership with L&L MAG, Ms. Gilmartin spun out of L&L MAG to launch her own firm, MAG Partners. The company is currently developing a 480-unit residential building in Chelsea, designed by acclaimed architect COOKFOX. Most recently, Ms. Gilmartin also served as interim Chief Executive Officer and Chair of the Board of Directors of Mack-Cali Realty Corporation. She was on the board of directors for the company from June 2019 to June 2021.

Previously, Ms. Gilmartin was the Chief Executive Officer and President of Forest City Ratner Companies, LLC, a subsidiary of Forest City Realty Trust, Inc. (formerly, Forest City Enterprises, Inc.) from April 17, 2013 until January 2018. Ms. Gilmartin served as an Executive Vice President of Commercial Development and Leasing of Forest City Ratner Companies, LLC until April 17, 2013 and co-managed the Commercial Development division. During her tenure, Ms. Gilmartin led the efforts to build Barclays Center, the state-of-the-art sports and entertainment venue and the centerpiece of the $4.9 billion, 22-acre mixed-use Pacific Park Brooklyn development. Ms. Gilmartin oversaw the development of The New York Times Building; New York by Gehry; and the Tata Innovation Center at Cornell Tech. Additionally, Ms. Gilmartin directed the leasing of Forest City Ratner’s five million square foot commercial portfolio at MetroTech Center in Brooklyn, New York.

OTHER ENGAGEMENTS

Ms. Gilmartin serves as Chair Emeritus of the Downtown Brooklyn Partnership, member of the Executive Committee of The Brooklyn Academy of Music, member of the New York Public Radio Board of Trustees, member of the Executive Committee and Board of Governors of The Real Estate Board of New York, and part of the Industry Advisory Board of the MS Real Estate Development Program at Columbia University.

EDUCATION

Ms. Gilmartin graduated with a B.A. in Political Science, summa cum laude, and a Master of Public Administration, both from Fordham University.

2022 Proxy Statement    17

Corporate Governance Matters

Richard B. Handler

CHIEF EXECUTIVE OFFICER CHAIRMAN OF THE BOARD & CHIEF EXECUTIVE OFFICER AND PRESIDENT OF JEFFERIES GROUP

Director since 1990

COMMITTEES

● None

RELEVANT SKILLS

● Audit & Financial Expertise

● Corporate Strategy & Business Development

● Corporate Governance

● Ethics/Social Responsibility Oversight

● Financial Services

● International Business & Operations

● Executive Leadership & Management

● Mergers & Acquisitions

● Private Equity

● Risk Oversight

● Expertise in Portfolio Company Related Industry

KEY QUALIFICATIONS

As Jefferies Group CEO for over 21 years and Jefferies’ CEO for the past nine years, Mr. Handler has the requisite managerial and investing experience necessary to lead all our businesses. His extensive experience leading our and Jefferies Group’s Boards and his years of managerial leadership qualify him for service on our Board.

PROFESSIONAL HIGHLIGHTS

Mr. Handler has been with Jefferies Group since 1990 and has served as its Chief Executive Officer since 2001 and Chairman since 2002, making him the longest serving CEO on Wall Street. Mr. Handler has served as a director and as our Chief Executive Officer of Jefferies Financial Group since 2013. Prior to Jefferies, Mr. Handler worked at Drexel Burnham Lambert in the High Yield Bond Department.

STOCK OWNERSHIP

Since becoming CEO of Jefferies Group and as CEO of Jefferies Financial Group, approximately 69% of Mr. Handler’s compensation has consisted of non-cash, equity-related securities vesting over three to five years. Aside from charitable donations and tax-related sales, Mr. Handler has never sold any of his Jefferies shares. Including all earned and unearned deferred shares and options, Mr. Handler currently owns 19,834,723 shares, representing approximately 7.8% of our outstanding shares.

OTHER ENGAGEMENTS

Mr. Handler is a Director, Co-Chairman and President of Landcadia Holdings IV, Inc., a publicly listed special purpose acquisition company sponsored by us and Fertitta Entertainment, Inc., and he previously served as a Director, Co-Chairman and President of Landcadia Holdings, Inc., from 2016 to 2018, Director, Co-Chairman and President of Landcadia Holdings II, Inc., from 2019 to 2020, and a Director, Co-Chairman and President of Landcadia Holdings III, Inc. from 2020 to 2021.

Mr. Handler is Chairman and CEO of the Handler Family Foundation, a non-profit organization that focuses on many philanthropic areas, including providing four-year all-inclusive fully-paid college educations each year to 15 of the most talented and deserving students coming from challenging backgrounds and circumstances. The Foundation also works to protect the environment by protecting endangered species, primarily endangered wolves.

Mr. Handler also serves as the Chairman of the Global Diversity Council at Jefferies.

EDUCATION

Mr. Handler received an M.B.A. from Stanford University in 1987 and a B.A. in Economics (magna cum laude, High Distinction) from the University of Rochester in 1983 where he also serves as Chairman of the Board of Trustees.

18    Jefferies Financial Group

Corporate Governance Matters

Thomas W. Jones

INDEPENDENT DIRECTOR

Director since 2022

COMMITTEES

● None

RELEVANT SKILLS

● Audit & Financial Expertise

● Corporate Strategy & Business Development

● Corporate Governance

● Ethics/Social Responsibility Oversight

● Financial Services

● International Business & Operations

● Executive Leadership & Management

● Mergers & Acquisitions

● Private Equity

● Risk Oversight

KEY QUALIFICATIONS

Mr. Jones has a proven track record as a business leader with significant background in the financial services industry. His experience in senior leadership positions along with serving on the boards of directors of private and public companies, as well as educational institutions, qualifies him for service on our Board.

PROFESSIONAL HIGHLIGHTS

Mr. Jones is Founder and Senior Partner of TWJ Capital, an investment firm. Mr. Jones is former Chairman and Chief Executive Officer of Global Investment Management at Citigroup, and former Chairman and Chief Executive Officer of Citigroup Asset Management with approximately $500 billion assets under management. Mr. Jones was appointed asset management CEO in August 1997, and sector CEO in August 1999, and continued in that capacity until October 2004. This business sector included Citigroup Asset Management, Citigroup Alternative Investments, Citigroup Private Bank, and Traveler’s Life & Annuity.

Prior to joining Citigroup, Mr. Jones was Vice Chairman and Director of TIAA-CREF since 1995, President and Chief Operating Officer from 1993-1997, and Executive Vice President and Chief Financial Officer from 1989-1993. Mr. Jones was Senior Vice President and Treasurer and other positions with John Hancock Mutual Life Insurance Company from 1982 to 1989, and spent the previous eleven years in public accounting and management consulting primarily with “Big 8” public accounting firm Arthur Young & Company (predecessor firm to Ernst & Young). Mr. Jones is a Certified Public Accountant.

OTHER ENGAGEMENTS

Mr. Jones is a Director of Assured Guaranty Ltd, and Trustee Emeritus of Cornell University. Past board positions include Vice Chairman of Federal Reserve Bank of New York, Altria Group, Freddie Mac, Fox Entertainment Group, Travelers Group, Pepsi Bottling Group, TIAA-CREF, Eastern Enterprises, Thomas & Betts Corporation, Howard University, Investment Company Institute, and Economic Club of New York.

EDUCATION

Mr. Jones holds a Bachelor of Arts and Masters of Science degrees from Cornell University, and a Masters of Business Administration degree from Boston University. Mr. Jones has been awarded honorary doctoral degrees by Howard University, Pepperdine University, and College of New Rochelle.

2022 Proxy Statement    19

Corporate Governance Matters

Jacob M. Katz

INDEPENDENT DIRECTOR

Director since 2018

COMMITTEES

● Audit (chair)

● Risk and Liquidity Oversight

● ESG/DEI Committee

RELEVANT SKILLS

● Audit & Financial Expertise

● Corporate Strategy & Business Development

● Corporate Governance

● Ethics/Social Responsibility Oversight

● Financial Services

● International Business & Operations

● Executive Leadership & Management

● Mergers & Acquisitions

● Private Equity

● Risk Oversight

● Expertise in Portfolio Company Related Industry

KEY QUALIFICATIONS

Mr. Katz, a director of Jefferies Group since September 2016 and a director of Jefferies International Limited (our U.K. business) since November 2017, brings broad and extensive oversight to our financial services business as a result of his executive management and leadership skills gained as the national managing partner and global leader of a financial advisory firm as well as his extensive financial knowledge and experience. His additional experience serving on the boards of directors and committees of both public and private companies, including audit committees and a finance committee qualifies him for service on our Board.

PROFESSIONAL HIGHLIGHTS

Mr. Katz was the national managing partner and global leader of financial services at Grant Thornton LLP, a member firm of one of the world’s leading organizations of independent audit, tax and advisory firms, from 2013 until his retirement in July 2016. Mr. Katz was employed by Grant Thornton for nearly 40 years, during which time he led Grant Thornton’s financial services practice for approximately 20 years. He held various other leadership roles at Grant Thornton, including as the Northeast region managing partner from 2010 to 2013, as the New York office managing partner from 2003 to 2013 and as a member of the firm’s partnership board from 1999 to 2012, holding the title of chairman of the board for much of that time.

OTHER ENGAGEMENTS

Mr. Katz Chairs the Risk Committee and also serves as a member of the Audit, Nominations and Remuneration Committees of Jefferies International Limited. He served on the board of Herc Holdings Inc., a NYSE listed equipment rental supplier for five years, and was the Audit Committee Chair at the company for part of his term.

Mr. Katz is an advisor to private companies, including a Board Advisor of a data solutions and protection company, and has served on the boards of various not for profit organizations. Mr. Katz is a member of The National Association of Corporate Directors. Mr. Katz also served for a number of years on the Global Public Policy Committee (GPPC) - Bank Working Group, the global forum of representatives from the six largest international accounting networks.

EDUCATION

Mr. Katz is a C.P.A. and received an M.B.A. in taxation from the City University of New York and a B.A. in accounting from Brooklyn College.

20    Jefferies Financial Group

Corporate Governance Matters

Michael T. O’Kane

INDEPENDENT DIRECTOR

Director since 2013

COMMITTEES

● Compensation

● Nominating and
Corporate Governance

RELEVANT SKILLS

● Audit & Financial Expertise

● Corporate Governance

● Financial Services

● Executive Leadership & Management

● Private Equity

● Risk Oversight

● Expertise in Portfolio Company Related Industry

KEY QUALIFICATIONS

Mr. O’Kane’s years as a director of Jefferies Group from January 2006 through April 2014, Jefferies Financial Group since March 2013, and of Jefferies Group again in 2018 when the boards were mirrored, and his managerial and investing experience in the financial sector, particularly in the area of asset management, brings oversight to our merchant banking and financial services businesses. His additional experience serving on the boards of directors and committees of both public and private companies qualifies him for service on our Board.

PROFESSIONAL HIGHLIGHTS

From 1986 to 2004, Mr. O’Kane served in various capacities for TIAA, first as a Managing Director – Private Placements from 1986 to 1990, then as Managing Director – Structured Finance from 1990 to 1996 and finally as Senior Managing Director – Securities Division from 1996 to 2004, when he was responsible for approximately $120 billion of fixed income and $3.5 billion of private equity assets under management.

OTHER ENGAGEMENTS

Since August 2005, Mr. O’Kane has also served on the Board of Directors of Assured Guaranty, is currently serving on its Audit Committee, is Chair of its Finance Committee and was previously a member of its Risk Oversight Committee. In addition, Mr. O’Kane served on the Board of Trustees of Scholarship America, a non-profit company engaged in providing scholarships for young students to attend college, from 2001 to 2006. Mr. O’Kane was also the Chief Financial Officer of Motor Coils Manufacturing Company during 1984 and 1985.

EDUCATION

Mr. O’Kane received an M.B.A. in Finance from Rutgers Graduate School of Business and an A.B. in Economics from Lafayette College.

2022 Proxy Statement    21

Corporate Governance Matters

Joseph S. Steinberg

CHAIRMAN

Director since 1978

COMMITTEES

● None

RELEVANT SKILLS

● Audit & Financial Expertise

● Corporate Strategy & Business Development

● Corporate Governance

● Ethics/Social Responsibility Oversight

● Financial Services

● International Business & Operations

● Executive Leadership & Management

● Mergers & Acquisitions

● Private Equity

● Risk Oversight

● Expertise in Portfolio Company Related Industry

KEY QUALIFICATIONS

As our Chairman and with over 40 years of executive leadership experience with us, Mr. Steinberg has the requisite managerial and investing experience necessary to continue as one of our senior executives. Mr. Steinberg has been a director of Jefferies Group since April 2008 and his extensive experience with our other portfolio companies and investments and experience on the boards of directors and committees of both public and private companies qualify him for service on our Board.

PROFESSIONAL HIGHLIGHTS

Mr. Steinberg has served as a director since December 1978, our Chairman since March 2013 and was our President from January 1979 until March 2013.

OTHER ENGAGEMENTS

Mr. Steinberg currently serves on the Board of Directors of Crimson Wine Group, Ltd., which was spun off to our shareholders in February 2013. In July 2020, Mr. Steinberg joined the Board of Directors of Pershing Square Tontine Holdings, Ltd, a special-purpose acquisition company.

Previously, he served as our representative as a board member overseeing our investments in HRG Group from 2014 to 2018, HomeFed Corporation and Spectrum Brands Holdings, Inc. through 2019 and as a director of Fidelity & Guaranty Life from 2015 to 2017.

EDUCATION

Mr. Steinberg received an M.B.A. from Harvard Business School and an A.B. in Government from New York University.

22    Jefferies Financial Group

Corporate Governance Matters

Melissa V. Weiler

INDEPENDENT DIRECTOR

Director since 2021

COMMITTEES

● Audit

● Compensation

RELEVANT SKILLS

● Audit & Financial Expertise

● Corporate Strategy & Business Development

● Corporate Governance

● Financial Services

● Executive Leadership & Management

● Mergers & Acquisitions

● Private Equity

● Risk Oversight

● Expertise in Portfolio Company Related Industry

KEY QUALIFICATIONS

Ms. Weiler has over 30 years of experience in the credit markets and is a strategic thinker and business leader. Ms. Weiler’s business background in senior management positions and experience serving on the boards of directors and committees of other public and private companies, including nominating and governance, compensation, and audit committees, qualifies her for service on our Board.

PROFESSIONAL HIGHLIGHTS

Ms. Weiler was formerly a Managing Director and a member of the Management Committee of Crescent Capital Group, a Los Angeles-based asset management firm (Crescent), where she served from January 2011 until she retired in December 2020. During that time, Ms. Weiler was responsible for the oversight of Crescent’s CLO management business from July 2017 through December 2020 and managed several multi-strategy credit funds from January 2011 through June 2017. During her tenure at Crescent, she also served on the Risk Management and Diversity & Inclusion committees. From October 1995 to December 2010, Ms. Weiler was a Managing Director at Trust Company of the West, a Los Angeles-based asset management firm (TCW). At TCW, she managed several multi-strategy credit funds from July 2006 to December 2010 and served as lead portfolio manager for TCW’s high-yield bond strategy from October 1995 to June 2006.

OTHER ENGAGEMENTS

Ms. Weiler serves as a director of the Board of Owl Rock Capital Corporation, a NYSE listed specialty finance company focused on providing direct lending solutions to middle market companies. Ms. Weiler is concurrently serving on the Boards of Owl Rock Capital Corporation II, Owl Rock Capital Corporation III, Owl Rock Technology Finance Corp. I and II, Owl Rock Technology Income Corp., and Owl Rock Core Income Corp. Ms. Weiler is also a member of the Nominating and Corporate Governance and Audit Committees for all seven Owl Rock boards as well as a member of the Compensation Committee for Owl Rock Capital Corporation.

Ms. Weiler is a member of the Cedars-Sinai Board of Governors and is actively involved in the global industry association 100 Women in Finance.

EDUCATION

Ms. Weiler holds a B.S. in Economics from the Wharton School at the University of Pennsylvania.

2022 Proxy Statement    23

Corporate Governance Matters

Board Skills & Experience and Demographic Matrix

SKILLS & EXPERIENCE	Linda Adamany	Barry Alperin	Robert Beyer	Matrice Ellis Kirk	Brian Friedman	MaryAnne Gilmartin	Richard Handler	Thomas Jones	Jacob Katz	Michael O’Kane	Joseph Steinberg	Melissa Weiler
Audit & Financial Expertise	●	●	●		●		●	●	●	●	●	●
Corporate Strategy & Business Development	●	●	●	●	●	●	●	●	●		●	●
Corporate Governance	●	●	●	●	●	●	●	●	●	●	●	●
Ethics/Social Responsibility Oversight	●	●		●	●	●	●	●	●		●
Financial Services (Incl. Asset Management & Investment Banking)	●	●	●	●	●	●	●	●	●	●	●	●
International Business & Operations	●		●		●		●	●	●		●
Executive Leadership & Management	●	●	●	●	●	●	●	●	●	●	●	●
Mergers & Acquisitions	●	●	●		●		●	●	●		●	●
Private Equity	●	●	●		●		●	●	●	●	●	●
Risk Oversight	●	●	●	●	●	●	●	●	●	●	●	●
Expertise in Portfolio Company Related Industry	●	●	●		●	●	●		●	●	●	●
DEMOGRAPHIC BACKGROUND
Years on Board	8	3	9	1	9	3	9	–	3	9	43	1
GENDER
Male		●	●		●		●	●	●	●	●
Female	●			●		●						●
AGE
At February 5, 2022	69	81	62	60	66	57	60	72	69	76	78	57
RACE/ETHNICITY
African American/Black				●				●
Asian, Hawaiian, or Pacific Islander
White/Caucasian	●	●	●		●	●	●		●	●	●	●
Hispanic/Latino
Native American
Other
Number of Non-Portfolio Company Outside Public Boards	2	1	1	0	0	0	1	1	0	1	2	1

24    Jefferies Financial Group

Corporate Governance Matters

Board Diversity

We remain committed to ensuring women and minority candidates are among every pool of individuals from which new Board nominees are chosen, as well as considering diverse candidates from nontraditional venues.

During his time as Chair of our Nominating and Corporate Governance committee, Mr. Borges and the Committee made clear their ongoing commitment to diversity. On June 28, 2021, the Company announced the appointments of Matrice Ellis Kirk and Melissa Weiler to the Board, effective July 1, 2021. On January 10, 2022, the Company announced the appointment of Thomas W. Jones to the Board, effective March 28, 2022. The Nominating and Corporate Governance Committee considers nominee candidates through:

“To fulfill its purpose, the Committee shall… add women and minority candidates to each pool of individuals from which new Board nominees are chosen and consider diverse candidates from nontraditional venues.”

1	2	3
Suggestions from our Board and senior management	Hiring third-party search firms as needed	Reviewing candidates proposed by shareholders in the same manner we evaluate candidates proposed by our Board or senior management	Jefferies Nominating and Corporate Governance Committee charter

The enhanced quality that results from a diverse board is beyond any reasonable dispute. We will continue the progress made to date by continuing to implement our policy of recruiting diverse nominee candidates.

The Nominating and Corporate Governance Committee is committed to a policy of inclusiveness and seeks members with diverse backgrounds, an understanding of our business and a reputation for integrity. Our director refreshment over the last several years has resulted in a diverse group of independent directors with gender and ethnic diversity, low average tenure, and significant experience. We will continue to enhance those attributes as we move forward.

DIRECTOR DIVERSITY OF OUR BOARD	DIVERSITY OF INDEPENDENT DIRECTORS

2022 Proxy Statement    25

Corporate Governance Matters

THE BOARD’S RISK OVERSIGHT

Our Board of Directors is responsible for the general oversight of all matters that affect us, including the myriad risks impacting Jefferies. Our Board fulfills its oversight role through the operations of its various committees. Our Board receives periodic reports on each committee’s activities. To increase the scope of the Board’s risk oversight responsibilities, Jack Katz, the Chair of our Audit Committee, and Linda Adamany, our Lead Director (as of March 28, 2022) and the Chair of our Risk and Liquidity Oversight Committee, also serve on the Board of Jefferies International Limited to give them a deeper understanding of our operations.

AUDIT COMMITTEE

The Audit Committee has responsibility for risk oversight in connection with its review of our financial reports filed with the SEC. The Audit Committee receives reports from our CFO, our internal audit department and our independent auditors in connection with the review of our quarterly and annual financial statements regarding significant financial transactions, accounting and reporting matters, internal control over financial reporting, critical accounting estimates, and management’s exercise of judgment in accounting matters. When reporting on such matters, our independent auditors also provide their assessment of management’s report and conclusions. The Audit Committee also reviews the audit plan, including the risk based approach to its development. Our Audit Committee receives reports from our Chief Compliance Officer in accordance with our Whistle Blower Policy. Our Audit Committee also oversees our Related Person Transaction Policy. Additionally, with respect to Jefferies Group, its risk management team continuously monitors its various business groups, the level of risk they are taking and the efficacy of potential risk mitigation strategies and presents such information to Jefferies Group’s senior management and our Board.

RISK AND LIQUIDITY OVERSIGHT COMMITTEE

Our Board’s Risk and Liquidity Oversight Committee oversees our enterprise risk management. The Committee approves the risk management framework; approves the risk identification and materiality assessment framework; reviews our major risk exposures, including among others, cybersecurity risk, and the steps management has taken to monitor and control such exposures; reviews our capital, liquidity and funding against established risk methodologies; and oversees the chief risk officer.

ESG/DEI COMMITTEE

Our Board’s ESG, Diversity, Equity and Inclusion (ESG/DEI) Committee oversees the risks to our business that might be caused by failing to adhere to our commitment to sustainability. The Committee has conducted a formal ESG assessment, substantially enhanced our ESG disclosures, and established ESG roles and responsibilities. The ESG/DEI Committee demonstrates our continuing commitment to sustainable economic development, recognizes the impact our businesses have on the world, and places directly at our Board level the leadership oversight of our internal efforts to drive diversity at Jefferies and our external efforts both to foster diversity in the communities in which we operate and to support the quest for justice that is deserved by all. Demonstrating that commitment, Mr. Alperin, the Chair of the ESG/DEI Committee personally participates in and helps drive the regularly scheduled operating-level global ESG Working Group meetings.

TRANSACTION OVERSIGHT

The Board must approve potential investments that require expenditure above $150 million. The Board has delegated to any two of Messrs. Handler, Friedman and Steinberg, acting together, approval to make investments below that threshold.

26    Jefferies Financial Group

Corporate Governance Matters

Board Structure

Lead Director Position and Duties

Mr. Borges was appointed by our Board of Directors in April 2020 to serve as our Lead Director. On January 10, 2022, the Company announced that Mr. Borges would not be standing for reelection to the Board and that his last day of service would be March 28, 2022. Ms. Adamany was selected by the Board to be our next Lead Independent Director of the Board beginning on March 28, 2022.

OUR CORPORATE GOVERNANCE GUIDELINES PROVIDES THAT OUR LEAD DIRECTOR

  Presides at all meetings of the Board at which the Chairman of the Board is not present, including executive sessions of the independent members of the Board, and has the authority to call meetings of the independent members of the Board

  Serves as liaison between the Chairman of the Board and the independent members of the Board, and provides the Chairman of the Board, the Chief Executive Officer and the President with feedback from executive sessions of the independent members of the Board

  Reviews and approves the information to be provided to the Board

  Reviews and approves meeting agendas and coordinates with management to develop such agendas

  Approves meeting schedules to assure there is sufficient time for discussion of all agenda items

  If requested by major shareholders, ensures that he or she is available for consultation and direct communication

  Interviews, along with the chair of the Nominating and Corporate Governance Committee, all Board candidates and makes recommendations to the Nominating and Corporate Governance Committee and the Board

  Provides input relating to the membership of various Committees of the Board and the selection of the Chairs of such Committees

  Consults with the Chairs of each Board Committee and solicits their participation in performing the duties described above

  Performs such other functions and responsibilities as requested by the Board from time to time

Director Independence

In accordance with our Corporate Governance Guidelines, available on our website, Jefferies.com, our Board of Directors undertook its annual review of director independence. During this review, our Board considered all transactions and relationships between us and each nominee for director or any member of such person’s immediate family. The purpose of this review is to determine whether any relationship or transaction is considered a “material relationship” that would be inconsistent with a determination that a director is independent.

Our Board affirmatively determined that each of our non-employee director nominees is independent. In making this determination, our Board reviewed the corporate governance rules of the NYSE, the principal exchange on which our shares are traded, and considered commercial, charitable, family and other relationships that directors or members of their immediate family have or have had with us. In addition, for our Audit Committee members, our Board also considered the requirements of Rule 10A-3 under the Exchange Act.

Additionally, our Board considered that certain Board members share directorships on unaffiliated, third-party boards.

Our Board has determined that these relationships are not material relationships and, therefore, do not affect our Board’s determination of independence.

2022 Proxy Statement    27

Corporate Governance Matters

Executive Sessions

Our Board has determined that our independent directors will meet regularly in executive session outside the presence of management. No formal Board action may be taken at any executive session. Our Lead Director presides over each executive session and has the authority to call such meetings.

Directors and Board Committees

Our Board has standing Audit, Compensation, ESG/DEI, Nominating and Corporate Governance, and Risk and Liquidity Oversight Committees, each of which has adopted a written charter that is available on our website at Jefferies.com.

Board of Directors TEN MEETINGS IN 2021 BOARD OF DIRECTORS CHAIR Joseph S. Steinberg

All of our directors attended at least 75% of the meetings of our Board of Directors and Committees on which they served during 2021.

All of our then-serving Board members attended our 2021 virtual shareholder meeting, although we do not have a policy requiring director attendance.

KEY RESPONSIBILITIES

•   Evaluate our performance, plans and prospects

•   Supervise and direct management

•   Oversee risk and liquidity through our newly formed committee (see below)

•   Represent the interests of our shareholders

•   Manage succession planning of our executives

•   Designate Board Committee members

•   Oversee Human Capital Management

2021 LEAD INDEPENDENT DIRECTOR Francisco L. Borges
MEMBERS
Linda L. Adamany	MaryAnne Gilmartin
Barry J. Alperin	Richard B. Handler
Robert D. Beyer	Jacob M. Katz
Francisco L. Borges	Michael T. O’Kane
Matrice Ellis Kirk	Joseph S. Steinberg
Brian P. Friedman	Melissa V. Weiler

28    Jefferies Financial Group

Corporate Governance Matters

Audit Committee

EIGHT MEETINGS IN 2021

CHAIR

Jacob M. Katz

MEMBERS

Adamany, Alperin, Borges, Katz, Weiler

Our Board determined that each member of the Audit Committee, including Mr. Katz, the Chairman, is qualified as an audit committee financial expert within the meaning of regulations of the SEC, thereby satisfying the financial literacy expertise requirement of the listing standards of the NYSE.

Our Board’s Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit our financial statements. The Audit Committee has appointed Deloitte & Touche LLP (Deloitte) as our independent external auditor for fiscal 2022. This will be Deloitte’s sixth consecutive year auditing us.

The Audit Committee is responsible for the audit fee negotiations associated with our retention of Deloitte. To assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent external audit firm.

In conjunction with the mandated rotation of our audit firm’s lead engagement partner, the Audit Committee and its Chair are directly involved in the selection of our audit firm’s new lead engagement partner.

The members of the Audit Committee and our Board believe that the retention of Deloitte to serve as our independent external auditor is in the best interests of Jefferies and our investors.

KEY RESPONSIBILITIES

•   Assist our Board in its oversight of our financial statements, internal audit function and internal control over financial reporting

•   Oversee our independent auditors and our audit, approve all services to be provided by our independent auditors and determine whether to retain or terminate our independent auditors

•   Assist our Board and management with legal and regulatory compliance

•   Oversee our Code of Business Practice

•   Prepare the Audit Committee Report

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Corporate Governance Matters

Compensation Committee THREE MEETINGS IN 2021 CHAIR Robert D. Beyer MEMBERS Alperin, Beyer, O’Kane, Weiler

Among other responsibilities, our Compensation Committee considers whether our compensation policies and practices properly reward employees for prudent risk taking and has determined that our compensation policies and practices, including those of Jefferies Group, are reasonably designed for the benefit of our shareholders and bondholders. Our Compensation Committee members were never employed by us nor served as an officer for us. During 2021, none of our executive officers served on any compensation committee or other board committee performing equivalent functions of another entity, one of whose executive officers was a member of our Board of Directors or a member of our Compensation Committee.

KEY RESPONSIBILITIES

•   Set the compensation of our Executive Officers

•   Review and approve corporate goals and objectives relevant to the compensation of our executive officers, evaluate their performance and approve their compensation

•   Assist senior management in establishing our general compensation philosophy, oversee the development and implementation of compensation programs, including our incentive compensation plans and equity-based plans

•   Assist with regulatory and legal compliance with respect to compensation matters

•   Retain, evaluate and assess the work of the Committee’s independent compensation consultant

•   Prepare the Compensation Committee Report

30    Jefferies Financial Group

Corporate Governance Matters

ESG/DEI Committee FOUR MEETINGS IN 2021 CHAIR Barry Alperin MEMBERS Adamany, Alperin, Borges, Ellis Kirk, Gilmartin, Katz

The ESG/DEI Committee oversees the environmental, social and governance matters arising from our business, as well as how Jefferies is broadening its diversity in the workforce and helping to address social issues in the communities in which we operate. The Committee reviews how management takes all such matters into account as they lead our operations.

KEY RESPONSIBILITIES

•   Establish ESG policies and procedures

•   Oversee Corporate Culture

•   Maintain formal ESG assessments to adhere to best practices

•   Increase ESG reporting and disclosures for the sake of all shareholders

•   Evaluate management’s efforts to mitigate our impact on environmental and social issues

•   Evaluate management’s efforts to increase the diversity of the Jefferies workforce and promote an environment of inclusion

•   Evaluate management’s efforts to react and respond to social issues affecting Jefferies and the communities in which we operate

•   Leverage ESG issues for the good of the organization

•   Evaluate management on its efforts to increase diversity and inclusion at Jefferies

•   Work with outside consultants and internal subject-matter experts to help ensure Jefferies is employing best practices regarding diversity, equity and inclusion

•   Act as a resource to Jefferies’ management and employees regarding diversity, equity and inclusion

Nominating and Corporate Governance Committee FIVE MEETINGS IN 2021 CHAIR Francisco L. Borges MEMBERS Adamany, Alperin, Borges, Gilmartin, O’Kane

A key function of our Nominating and Corporate Governance Committee is to assist our Board by identifying qualified Board candidates and recommending candidates to our Board who will be instrumental to our growth and success. As noted earlier, the Committee takes into consideration such factors as it deems appropriate, which may include:

•   Judgment, skill, diversity, experience with businesses and other organizations of comparable size

•   The interplay of the candidate’s experience with the experience of other Board members

•   Extent to which the candidate would be a desirable addition to our Board and its Committees

KEY RESPONSIBILITIES

•   Recommend individuals to our Board for nomination, election or appointment as members of our Board

•   Oversee the evaluation and refreshment of Board

•   Oversee the evaluation and succession planning of management

•   Establish and oversee our corporate governance and governance guidelines

•   Review and recommend to our Board any changes in director compensation

2022 Proxy Statement    31

Corporate Governance Matters

Risk and Liquidity Oversight Committee FOUR MEETINGS IN 2021 CHAIR Linda L. Adamany MEMBERS Adamany, Beyer, Ellis Kirk, Gilmartin, Katz

The Risk and Liquidity Oversight Committee oversees our enterprise risk management.

KEY RESPONSIBILITIES

•   Oversee our enterprise risk management

•   Approve risk management framework, risk appetite statement, and risk identification and materiality assessment framework

•   Review our major risk exposures, including among others, cybersecurity risk, and the steps management has taken to monitor and control such exposures

•   Review our capital, liquidity and funding against established risk methodologies

•   Oversee chief risk officer

32    Jefferies Financial Group

Corporate Governance Matters

Board Practices, Processes and Policies

Corporate Governance Accomplishments

Over the last few years, we made multiple corporate governance enhancements to strengthen our Board’s independence, ensure robust risk oversight and bolster alignment, communication and transparency with our shareholders.

ESG/DEI COMMITTEE

Our Board‘s ESG/DEI Oversight Committee oversees the Company’s formal ESG assessment, substantial enhancement of our ESG reporting and disclosures, and establishment of ESG roles and responsibilities. In addition, the Committee oversees Jefferies’ efforts to broaden its diversity in the workforce and its efforts to help address social issues outside Jefferies. The Committee has measured and reported our Scope 1 and 2 emissions to inform future carbon reduction goals.

CORPORATE SOCIAL RESPONSIBILITY PRINCIPLES

We reconfirmed our commitment to social responsibility, charging management with implementing a process to evaluate our corporate conduct in light of our published principles.

MIRRORED BOARDS

The respective boards of Jefferies and Jefferies Group are mirrored boards – meaning the boards of Jefferies and Jefferies Group are comprised of the same people. Mirroring the boards has resulted in more efficiency as the same highly skilled directors oversee both Jefferies and our largest operating subsidiary, Jefferies Group. Further cementing that enterprise-wide oversight, the Chairs of our Audit Committee and Risk and Liquidity Committee (Jack Katz and Linda Adamany) also serve on the board of Jefferies International Limited (our UK entity), serving, respectively, on the Audit, Nominations and Remuneration Committees (Katz) and the Audit, Nominations, Risk and Remuneration Committees (Adamany).

SHAREHOLDER PROXY ACCESS

We adopted shareholder proxy access that allows our shareholders to include director nominations in our annual Proxy Statement.

The features of our by-laws reflect standard market practice, including:

3% for 3 years

Shareholders holding 3% of our outstanding shares for 3 years may nominate candidates

20% of the Board

•   Shareholders can aggregate up to 20 holders to meet ownership requirement

•   Shareholders may nominate at least 2 candidates (or up to 20% of the size of our Board if greater)

Shareholder-submitted nominations that satisfy the requirements in our by-laws are included in our Proxy Statements

CEO AND PRESIDENT STOCK OWNERSHIP GUIDELINES

We adopted ownership guidelines for our CEO and President which require each to accumulate an ownership position in our equity securities with a value equal to at least ten times the executive’s salary.

CEO AND PRESIDENT EVALUATIONS

We enhanced and formalized our Board’s performance evaluation process for our CEO and President.

RISK AND LIQUIDITY
OVERSIGHT COMMITTEE

Our Board created a Risk and Liquidity Oversight Committee that monitors major risk exposures, including, among others, investment risk, capital risk, funding risk, liquidity risk, cybersecurity risk, new product and business risk, legal and regulatory risk, environmental risk and reputational risk.

MINIMUM HOLDING PERIODS OF VESTED EQUITY

We approved holding periods requiring our CEO and President to hold at least 75% of after-tax shares until the expiration of three years after vesting or until retirement (50% of after-tax shares for all other named executive officers).

INDIVIDUAL DIRECTOR ASSESSMENTS

We enhanced our annual Board evaluation process to require individual director assessments, administered by the Chair of the Nominating and Corporate Governance Committee.

2022 Proxy Statement    33

Corporate Governance Matters

APPOINTMENT OF LEAD DIRECTOR

We created the position of Lead Director and amended our Corporate Governance Guidelines to clearly delineate the Lead Director’s responsibilities.

CLAWBACK POLICY

We approved a policy allowing our Compensation Committee to claw back performance-based and discretionary awards if an underlying performance or other metric considered by the Compensation Committee in approving an award is corrected, adjusted or deemed to be false.

SHAREHOLDER ENGAGEMENT

We engage in rigorous shareholder outreach to better understand shareholder concerns and determine the best path to constructively respond to them.

MAJORITY VOTING

We amended our by-laws to require majority voting in connection with uncontested director elections to work in conjunction with our previously adopted director resignation policy.

PROHIBITION ON HEDGING

We imposed a prohibition on the hedging of our shares and other securities by our directors, executives and employees.

INCREASED DIRECTOR STOCK
OWNERSHIP GUIDELINES

We amended our Corporate Governance Guidelines to require each director within five years of joining our Board to accumulate an ownership position in our equity securities with a value equal to five times the director’s annual cash retainer (an increase from three times the director’s annual cash retainer).

BOARD REFRESHMENT

We reconstituted our Board of Directors in 2013 and 2014, and again in 2018, ultimately increasing the number of seats from eight to 12. In 2021, we had the opportunity to further refresh our Board in light of the retirement of two of our Directors. In 2022, we added another Director due to the retirement of our esteemed Lead Director.

Additional information about changes to our compensation policies and practices is contained in our Compensation Discussion and Analysis section of this Proxy Statement.

Majority Voting and Director Resignation Policy

Our by-laws require that each director in an uncontested election be elected by the affirmative vote of a majority of the votes cast with respect to such director. We previously adopted a director resignation policy, which is incorporated into our Corporate Governance Guidelines. Pursuant to this policy, in an uncontested election of directors, any incumbent director nominee who does not receive the affirmative vote of a majority of the votes cast is required to promptly tender his or her resignation to our Board of Directors. A director nominee will have failed to receive the affirmative vote of a majority of votes cast if the number of “against” votes in respect of such director nominee’s election exceeds the number of votes “for” such director nominee’s election (excluding abstentions and broker non-votes). An election is considered “uncontested” if the number of director nominees does not exceed the number of directors to be elected.

Our Board of Directors will decide, after considering the recommendation of the Nominating and Corporate Governance Committee, whether to accept or reject a tendered resignation. The nominee in question will be recused from the recommendation or decision-making process. Our Board’s explanation of its decision will be publicly disclosed within 90 days from the date of publication of the election results. The Nominating and Corporate Governance Committee and our Board of Directors may consider any factor deemed appropriate during this process.

34    Jefferies Financial Group

Corporate Governance Matters

Anti-Hedging Policy

Our Insider Trading and Anti-Tipping Policy expressly prohibits hedging transactions involving our securities and those of our subsidiaries by our directors, executive officers and all other employees. We believe that hedging against losses in our securities breaks the alignment between our shareholders and our executives that equity grants are intended to build. Our anti-hedging policy also prohibits direct and indirect short selling and derivative transactions involving our securities, other than the exercise of any options or warrants issued by us to our employees or directors.

Related Person Policy and Transactions

Our Board has adopted a written policy for the review, approval and ratification of transactions that involve related persons and potential conflicts of interest. Our Related Person Transaction Policy applies to the following Related Persons: each of our directors and executive officers, any security holder who is known to own more than five percent of our shares, any immediate family member of any of the foregoing persons, any entity of which one of our directors is a director or officer (other than when serving at our request), and any entity of which one of our directors has a substantial financial interest (other than through us). Under our Related Person Transaction Policy, a covered transaction includes a transaction or arrangement involving a Related Person in which we are a participant or that would require disclosure in our filings with the SEC as a transaction with a Related Person.

Under our Related Person Transaction Policy, Related Persons must disclose to the Audit Committee any potential covered transaction and must disclose all material facts with respect to such interest. All covered transactions will be reviewed by the Audit Committee and, in its discretion, approved or ratified. In determining whether to approve or ratify such a transaction, the Audit Committee will consider the relevant facts and circumstances which may include factors such as the relationship of the Related Person with us, the materiality or significance of the transaction to us and the Related Person, the business purpose and reasonableness of the transaction, whether the transaction is comparable to a transaction that could be available to us on an arm’s length basis and the impact of the transaction on our business and operation.

Prior to the combination of Jefferies and Jefferies Group in 2013, Jefferies Group invested in certain private equity funds (Private Equity Funds) managed by companies controlled by Mr. Friedman and the management companies of the Private Equity Funds (Fund Managers). The Private Equity Funds have not made new investments in over eight years and are in run-off mode. The Fund Managers serve as the investment advisers of the Private Equity Funds and have varying profit participations and other interests in those funds. Mr. Friedman founded the business of the Fund Managers in 1994, seven years before he became associated with Jefferies Group, and the Board of Jefferies Group approved these arrangements years prior to consummation of our transaction with Jefferies Group.

As of November 30, 2021, Jefferies Group had investments in the Private Equity Funds of $27.0 million and a remaining undrawn investment commitment of $10.1 million. Jefferies Group also had an investment in the Fund Managers of $0.2 million and a remaining undrawn investment commitment of $0.6 million. Jefferies Group did not receive distributions from the Private Equity Funds and Fund Managers in fiscal year 2021.

Mr. Friedman, our President, had remaining investments of $9.4 million in the Private Equity Funds and $0.2 million in the Fund Managers.

We employ six former employees of the Fund Managers who continue to partially work for the Fund Managers under an arrangement Jefferies Group originally entered into with Mr. Friedman and a Fund Manager in 2005 and a related agreement we entered into during 2014. In fiscal year 2021, the Fund Manager reimbursed us approximately $0.4 million for the direct and indirect costs attributed to these employees’ work performed for the Fund Managers.

2022 Proxy Statement    35

Corporate Governance Matters

We employ Thomas E. Tarrant, the brother-in-law of our Chief Executive Officer, as Jefferies Group’s Head of Marketing since 1997, three years before Mr. Handler was appointed CEO of Jefferies Group. For his services during Jefferies Group’s fiscal year 2021, Mr. Tarrant was paid $289,000.

In January 2022, Messrs. Steinberg and Friedman invested $750,000 and $1,000,000, respectively, in a syndication offered by HomeFed for a multi-family residential development at one of its real estate sites. The transaction was conducted at an arm’s length basis, and Messrs. Steinberg and Friedman received the same terms as the other investors. Messrs. Steinberg and Friedman may increase their investments if the syndication is not fully subscribed by investors. The investments were approved in advance by the Audit Committee in accordance with our Related Person Transaction Policy.

Engagement of Independent Compensation Consultant

Our Compensation Committee retains Pearl Meyer as an independent compensation consultant to assist with its executive compensation practices, including a review of our historical compensation and related practices. Our Compensation Committee considered whether any conflicts of interest would arise due to its fiscal year 2021 engagement of Pearl Meyer. The Compensation Committee also considered all other factors deemed relevant and required by SEC rules and concluded that the proposed engagement of Pearl Meyer by our Compensation Committee for executive compensation work did not raise a conflict of interest and that Pearl Meyer remained independent.

Fiscal 2021 Director Compensation

Director Stock Ownership

Our Board believes our directors should also be shareholders. Our Corporate Governance Guidelines require each director within five years of joining our Board to accumulate an ownership position in our equity securities equal to five times the value of a director’s annual cash retainer (currently a requirement to hold not less than $575,000 worth of our shares). All of our directors who have been on the Board for at least five years have met or exceeded our increased stock ownership guideline.

Each of our directors also serve as a director on Jefferies Group, so the information outlined below reflects their combined service and compensation on the mirrored boards of Jefferies Financial Group and Jefferies Group.

FISCAL 2021 DIRECTOR COMPENSATION TABLE

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
Linda L. Adamany	230,389	190,000	420,389
Barry J. Alperin	125,000	190,000	315,000
Robert D. Beyer	125,000	190,000	315,000
Francisco L. Borges	154,030	190,000	344,030
Matrice Ellis Kirk	47,917	151,616	199,533
MaryAnne Gilmartin	115,000	190,000	305,000
Thomas W. Jones	—	—	—
Jacob M. Katz	275,000	190,000	465,000
Michael T. O’Kane	115,970	190,000	305,970
Melissa V. Weiler	47,917	151,616	199,533
(1)	Directors who are also our employees do not receive director compensation from us. The above amounts for Ms. Adamany and Mr. Katz include $105,389 and $140,000, respectively, for serving as directors of Jefferies International Limited. Mr. Borges is included in this table but will not be standing for reelection as a director. Mr. Jones is included in the table, but he will commence his service on the Board on March 28, 2022, and therefore did not receive any director compensation from us in fiscal 2021. As Ms. Ellis Kirk and Ms. Weiler joined the Board on July 1, 2021, the pro-rated amounts of their compensation are included in the table.
(2)	Our annual director compensation consists of an equity grant in the amount of $190,000, a retainer of $115,000 and additional retainers of $20,000 to the Chair of the Audit Committee, $30,000 to the Lead Director and $10,000 to the Chairs of our other committees.

36    Jefferies Financial Group

Corporate Governance Matters

(3)	Grant date fair value of equity awards is computed in accordance with GAAP based on the closing price per share of our Common Shares on the grant date. Each independent director elected by our shareholders during our 2021 Annual Meeting of Shareholders received a single equity award of 6,109 shares of restricted stock or deferred shares; the directors who joined the Board in July 2021 received a single equity award of 4,138 shares of restricted stock each. Stock awards vest as to one-third of the shares per year, except that the awards are non-forfeitable in the event of termination of service due to death, disability or upon a retirement at or after the age of 65. At November 30, 2021, unvested equity awards subject to forfeiture were held by Mr. Beyer (19,069), Ms. Ellis Kirk (4,138), Ms. Gilmartin (19,069) and Ms. Weiler (4,138).

Equity Compensation Plan Information

Outstanding Equity Awards

The following table summarizes information regarding our shares under our equity compensation plans as of November 30, 2021.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights		Weighted-average exercise price of outstanding options, warrants, and rights ($)		Number of securities remaining available for future issuance under equity compensation plans (excluding outstanding securities)
Equity compensation plans approved by security holders	26,217,192	(1)	4.54	(2)	9,105,938	(3)
Equity compensation plans not approved by security holders	125,295	(4)	16.26	(5)	—
Total	26,342,487		4.60	(6)	9,105,938
(1)	Includes shares to be issued upon settlement of 21,204,660 RSUs under our 2003 Incentive Compensation Plan, Director’s Stock Compensation Plan and Equity Compensation Plan. Of these awards, 2,890,419 RSUs require the achievement of performance goals and/or future service for vesting, and 18,314,214 have already vested but remain deferred as to settlement. RSUs that require performance conditions to be met for vesting are included based on shares issuable for targeted performance; under these awards, 906,000 additional RSUs would be issued if specified above-target performance levels are fully achieved by performance in measurement periods extending past November 30, 2021.
(2)	The weighted average exercise price is calculated including RSUs, which have an exercise price of zero. The weighted average exercise price on outstanding options is $23.75.
(3)	All available shares may be used for any type of equity award, including restricted stock, RSUs or other full-value awards.
(4)	Includes the outstanding options and unvested RSUs assumed pursuant to our acquisition of HomeFed Corporation in July 2019.
(5)	The weighted average exercise price is calculated including RSUs, which have an exercise price of zero. The weighted average exercise price on outstanding options is $21.22.
(6)	The weighted average exercise price is calculated including RSUs, which have an exercise price of zero. The weighted average exercise price on outstanding options is $23.70.

Rate of Equity Award Grants

During 2021, we granted awards of stock options, RSUs and restricted stock covering a total of 6,152,020 shares under our equity plans, representing a rate of equity award grants, or so-called burn rate, of approximately 2.5% of our average outstanding shares.

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Executive Compensation

PROPOSAL 2
Advisory Vote on 2021 Executive Compensation
THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF EXECUTIVE OFFICER COMPENSATION

We provide our shareholders with the annual opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules. The vote on this resolution is not intended to address any specific element of compensation; rather, the advisory vote relates to the overall compensation of our executive officers. We value this vote as important feedback from our shareholders.

In reflecting on the Company’s performance this year, last year, and – as the graph on page 1 illustrates – over the past two to three decades, as well as a variety of other factors that we will address below, we remain convinced that our executive compensation philosophy and plans have motivated our two top executives to execute on our business strategy and to literally transform Jefferies, including the legacy Leucadia National Corporation and Jefferies Group, into the leading Wall street firm into which it has evolved. Equally important, the elements of the plans we chose have not only aligned our executives’ interest with all of our shareholders’ interests but also assured that the fate of our executives’ personal wealth is directly tied to the success of Jefferies. We are continuing to evolve the parameters of our historical plan this year, and we are confident that our new plan will help us to achieve those goals.

Accordingly, we ask our shareholders to vote in favor of the following resolution:

RESOLVED, that the compensation paid to the named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure, is approved.

Compensation Committee Report

The function of the Compensation Committee is to advise senior management on the administration of our compensation programs and plans, review and approve corporate goals and objectives relevant to CEO and President compensation, review and approve corporate goals and objectives relevant to the compensation of our other executive officers, evaluate the performance of the executive officers in light of those goals and objectives, set the executive officers’ compensation levels based on this evaluation and assist our principal executive officers in formulating compensation programs applicable to our senior management.

Our Compensation Committee has reviewed and discussed with our management the Compensation Discussion and Analysis section of this Proxy Statement. Based upon the reviews and discussions, we have recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee of the Board of Directors

Robert D. Beyer, Chairman
Barry J. Alperin
Michael T. O’Kane
Melissa V. Weiler

38    Jefferies Financial Group

Compensation Discussion and Analysis

Overview

This year’s Compensation Discussion and Analysis (CD&A) is intended to strike you as evolutionary. We have completely revised our annual compensation plan to better reflect how we consider paying our executives, and these revisions facilitate our desire to delve more deeply into our holistic decision-making process. We have found the process to be extremely useful, and hope that you do as well.

THIS CD&A WILL BE PRESENTED IN 4 SECTIONS:

1	OUR EXECUTIVE COMPENSATION PHILOSOPHY	2	OUR COMPENSATION PROCESS	3	2021 EXECUTIVE COMPENSATION PLAN	4	ELEMENTS OF OUR COMPENSATION PROGRAM

1	Our Executive Compensation Philosophy

Fundamental Fairness and Long-Termism

Although our executive compensation plan has been revised, our compensation philosophy remains unchanged: We want to pay our executives fairly relative to our performance and competitively as compared with our peers, but only if they generate meaningful long-term growth in the value of Jefferies and its shares. At this moment in time, if our executives perform up to our qualitative and quantitative expectations, we have set a target for incentive compensation of $25 million. That amount consists of a combination of a short-term incentive cash bonus, long-term RSUs with a three-year vesting period, and/or long-term PSUs that will only be earned if performance during the three-year period consisting of the compensation year and the following two years meets our performance goals. This means that, regardless of how Jefferies performs and how our executives perform during the compensation year in question, 100% of our two top executives’ equity compensation remains at risk with respect both to stock-price performance and to return on tangible equity (ROTE) performance (more on both below).

Most of the time, our plan results have matched our philosophy, but from time to time they have not due to the unpredictable macro-environment and timing of share price and return calculations relative to the occurence of what we may determine are favorable corporate actions.

For 2021, with the guidance of our compensation consultant, we believe we have enhanced our plan in such a way both that will take into account myriad performance criteria on which our executives should be judged and compensated and that will result in fair compensation. We will explain that plan below.

In addition to the fact that our underlying philosophy has not changed, also unchanged is our commitment to maintaining a long-term view of our business goals aimed at avoiding the pitfalls of impatience and short-term investment horizons. Including all earned and unearned deferred shares and options, Rich, our CEO, and Brian, our President, together beneficially own approximately 12.1% of our outstanding shares, and are financially, strategically and – perhaps most importantly – philosophically aligned with us and all our fellow shareholders. Our intention is to buttress that long-term shareholder alignment with a compensation plan geared toward further maximizing our long-term results.

2022 Proxy Statement    39

Compensation Discussion and Analysis

Consistent with our Board’s long-term view of our business and its intention to maximize long-term results, we have added a one-time, five-year retention element to our overall compensation program that will assure that our two top executives will be here for at least the next five years, will gain the benefits of that retention award after an additional three years, and will be strongly incented to remain in their roles and to drive our long-term share price higher to maximize that award.

Over a span counted in decades, our two top executives have been uniquely integral to leading Jefferies to where we are today. We are confident that Rich and Brian are two of the most dedicated, passionate and loyal leaders in our industry and in the public markets.

And, of course, they have also been our most committed shareholders. Since he became CEO of Jefferies Group and as CEO of Jefferies Financial Group, approximately 69% of Rich’s compensation has consisted of non-cash equity related securities vesting over three to five years. Aside from charitable donations and tax-related sales, Rich has not sold any of his shares. Likewise, since he became an executive officer of Jefferies Group and as President of Jefferies Financial Group, approximately 72% of Brian’s compensation has consisted of non-cash equity related securities vesting over three to five years.

2	Our Compensation Process

Guided by Our Shareholders

As a guiding mandate, our goal is to implement an executive compensation plan that reflects our shareholders’ desires and adheres to industry best practices. We were disappointed last year because, even though our 2021 advisory say-on-pay vote was approved by our shareholders, the 55.3% vote we received was not what we expected in light of the record-breaking performance that our executives delivered, including among other things breakout numbers in Jefferies Group (a 67% increase in annual net revenues; a 258% increase in net earnings; and a 20.4% return on tangible equity); further delivering on our strategy to reduce the size of the Merchant Bank and to bolster the financial-services business in Jefferies Group; and almost $1 billion in capital returned to our shareholders. (Return on tangible equity is a non-GAAP measure. For reconciliation to GAAP amounts, see Annex A of this Proxy Statement.)

Each year, the Chairman of our Compensation Committee and our Executive Vice President and General Counsel conduct a series of meaningful discussions with our shareholders. Indeed, at this point, they are very well acquainted with a significant number of our shareholders, either directly with the portfolio managers who own our shares or with the corporate-governance stewards who help the portfolio managers in proxy-voting decisions. In 2021, including during the proxy season, they conducted this broad engagement with our shareholders, ultimately speaking to 19 shareholders representing nearly 70% of our shares. Many of those shareholders voted in favor of our 2020 compensation plan; others did not. In trying to understand what had driven those decisions among the shareholders who did not vote in favor, we were told that, given that we had a compensation program that was largely formulaic, they questioned why we exercised a relatively modest amount of discretion, even though it was permitted under the plan. Their explanation struck a chord with our Chairman and with us because of our experience with the formulaic constraints of our prior plans. As noted, the exclusion of qualitative criteria in our prior plan is one of the primary reasons that we decided to substantially revise our compensation plan.

As we discuss later (at page 43), during these same conversations with our fellow shareholders we explained our views on our prior plans, the compensation-plan revisions we were contemplating, the rationale behind those revisions, the elements of the proposed plan and why we believed the revisions would be beneficial and address their concerns. Based on the feedback our shareholders gave us during those discussions, we not only amended the contours of the proposed plan but also made certain to add to this proxy statement the details our shareholders asked us to disclose. We believe our compensation plan and this CD&A have benefited greatly from our shareholders’ advice.

40    Jefferies Financial Group

Compensation Discussion and Analysis

Industry Best Practices

We aim to implement an executive compensation plan that reflects our shareholders’ desires and adheres to industry best practices.

OUR COMPENSATION PROGRAM INCLUDES BEST PRACTICES

  Clear link between pay and performance

  Incentive compensation performance-based and at-risk

  No acceleration of vesting in the event of a change-in-control for equity or other awards held by executives

  No golden parachute payments

No tax gross-ups No hedging of company stock No repricing of stock options Robust clawback policy Utilize an independent compensation consultant

Role of the Compensation Consultant

To aid us in our desire to revise our executive compensation plan, in March 2020 we retained Pearl Meyer as an independent compensation consultant to assist with conducting a thorough review of our executive compensation practices, including a review of our historical compensation and related practices, an examination of relevant peer and industry practices and recommendations on how best to address compensation matters going forward. Our experience with our consultant has been quite instructive, as we believe that the 2021 plan and our framework for the future is much more well-suited both to our compensation philosophy and to the compensation practices at our major competitors.

Peer Selection

Our list of peers remains unchanged because the criteria we historically used remain appropriate and the companies we selected represent those businesses with which we compete for talent, that have much in common with our business, and that are reasonably comparable for purposes of measuring relative performance. Our selected peers continue to represent a reasonable and realistic list of firms that meet the appropriate criteria for comparators, including among others those with foundational and transformative leaders at the helm; those with which we compete for clients and market share; those from which we might recruit senior executives; and those located in New York City. The following table indicates how we view those criteria in relation to our peers. We considered, but rejected, as comparators companies substantially in retail financial services.

2022 Proxy Statement    41

Compensation Discussion and Analysis

Peer Name	Competition for Clients and Market Share	Human Capital-Based Companies and Competitors for Talent	Location	Executive Player/Coaches
AllianceBernstein Holding L.P.	●	●	●
Apollo Global Management, Inc.		●	●	●
BlackRock, Inc.		●	●	●
The Blackstone Group L.P.		●	●	●
The Carlyle Group Inc.		●	●	●
Evercore Inc.	●	●	●	●
The Goldman Sachs Group, Inc.	●	●	●	●
KKR & Co. Inc.		●	●	●
Lazard Ltd	●	●	●
Loews Corporation		●	●
Moelis & Company	●	●	●	●
Morgan Stanley	●	●	●
PJT Partners Inc.	●	●	●	●
Stifel Financial Corp.	●	●

The following table details relevant financial data of our selected peers:

				Total Shareholder Return CAGR(2)
Company Name	Revenue(1) ($MM)	Market Cap(2) ($MM)	Assets(1) ($MM)	One Year (%)	Three Year (%)	Five Year (%)
AllianceBernstein Holding L.P.(3)	$308	$4,950	$1,606	69.9%	28.8%	28.2%
Apollo Global Management, Inc.	$2,221	$17,453	$23,669	68.2%	42.7%	37.1%
BlackRock, Inc.	$19,374	$137,426	$176,982	32.2%	31.7%	22.5%
The Blackstone Group L.P.	$22,176	$101,084	$41,196	146.4%	67.6%	48.1%
The Carlyle Group Inc.	$2,935	$19,495	$15,645	96.7%	49.9%	34.9%
Evercore Inc.	$3,289	$5,412	$3,371	55.5%	22.1%	18.3%
The Goldman Sachs Group, Inc.	$58,982	$127,090	$1,463,000	68.2%	28.3%	13.5%
KKR & Co. Inc.	$8,510	$43,554	$79,807	98.2%	50.4%	40.2%
Lazard Ltd	$2,567	$4,384	$5,972	18.9%	7.6%	7.8%
Loews Corporation	$12,549	$13,562	$80,236	28.1%	4.2%	4.2%
Moelis & Company	$943	$3,738	$1,196	82.2%	26.8%	27.8%
Morgan Stanley	$59,755	$170,146	$1,115,862	57.0%	32.3%	21.0%
PJT Partners Inc.	$992	$1,846	$1,172	14.5%	19.2%	22.4%
Stifel Financial Corp.	$3,718	$7,393	$26,604	55.1%	31.6%	17.4%
Jefferies Financial Group	$8,185	$9,228	$60,404	69.8%	26.0%	15.5%
Ranking Relative to Peers	7 of 15	9 of 15	6 of 15	6 of 15	11 of 15	12 of 15

Source: S&P Capital IQ

(1)	Revenue and Assets reflect the most recent fiscal year disclosure from S&P Capital IQ as of February 2, 2022.
(2)	Market Cap figures and Total Shareholder Return compound annual growth rates (CAGR) are as of Jefferies’ fiscal year-end (November 30, 2021) and are calculated using S&P Capital IQ’s methodology.
(3)	Revenue and assets represent the values of AllianceBernstein L.P., while Market Cap and TSR are for AB Holding L.P.

42    Jefferies Financial Group

Compensation Discussion and Analysis

3	2021 Executive Compensation Plan

We Heard You

As noted earlier, our goal for 2021 was to completely redesign our compensation program. Historically, the mechanics of our compensation plans essentially ignored everything except total shareholder return (TSR) and ROTE. Since we believe that financial measures are crucial to judging executive performance, ROTE is still the driving factor for our revamped plan (representing approximately two-thirds of our performance scorecard). Our overall success is driven by financial and strategic (that is, non-financial) performance. As a result, our plan enhancements include longer-term strategic objectives as leading indicators of future financial success.

Going into the end of 2020, we developed the plan for 2021, focusing at the time on four pillars of performance: Return on Tangible Deployable Equity (ROTDE), Capital Allocation, Market Share and Leadership. Building on a compensation model employed by some of the most admired competitors in financial services, we developed an annual performance assessment process specific to the business of Jefferies. In last year’s proxy statement, we previewed this plan before its adoption, and showed you the following table outlining our performance priorities:

INITIAL PERFORMANCE PRIORITIES FOR 2021
	ROTDE	Capital Allocation	Market Share	Leadership

During our engagement with the holders of a majority of our shares, we vetted the parameters of this new plan and received positive feedback and very useful insights – both with respect to the substance of the plan and the depth of disclosure our shareholders wanted to see. Among other feedback, we have heard that our shareholders agreed with us that substantial emphasis should be placed upon return on equity. In addition, shareholders indicated that we should be careful not to place too much weight on the market-share factor and to be certain to apply a very rational and well-explained set of parameters pertaining to capital allocation, including those relating to the transition away from Merchant Banking and into Asset Management. And not surprisingly, many of our shareholders made plain that, when we graded our executives on leadership, their performance against our ESG and DEI mandates must play a central role in how we measure them. As it relates to disclosure, our shareholders asked that we outline in detail the structure and consideration process for how we ultimately landed on a final plan and determined compensation under that plan.

Based on the feedback we received from our shareholders, we expanded the breadth of the performance categories and added details to the measures we would assess when grading our executives’ performance.

FINANCIAL PERFORMANCE	CAPITAL ALLOCATION	BUSINESS STRENGTH	LEADERSHIP, CULTURE AND VALUES

Holistic Assessment of Multiple Factors: • ROTE • ROE • Pre-Tax Earnings • EPS • Relative TSR	• Resource allocation to maintenance, development and growth of strategic priorities, investment decisions and shareholder returns	• Market share • Client engagement and feedback • Innovation and execution

•  Evaluating and developing succession plans throughout organization

•  Driving an inclusive and more diverse culture

•  Attracting and inspiring talent

•  Developing next-generation leaders

•  Communicating core values, culture and ethics

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Compensation Discussion and Analysis

More Nuanced And More Meaningful Performance Metrics

Under our historical model, performance was formulaic and easily calculated. For our 2021 financial performance measures, that largely remains the case, but now we also delve deeply into each of our nonfinancial performance measures to assess our executives’ performance. To do that, we implemented performance criteria early in the year and constructed an assessment process for each of our executives that addresses the categories listed above and that we examine when assessing our executives’ performance and determining annual incentive awards.

A Consistent Target

As we noted above, we maintained targeted incentive compensation for each of our CEO and President at $25 million (we discuss equal pay more below). In contemplating targeted incentive compensation, We determined in early 2021 that, from a purely financial perspective, in order for that target to be achieved, Jefferies 2021 ROTE would have to be in the 10-12% range. If the executives’ holistic performance, including ROTE, failed to achieve expectations, they would get paid below target based on our assessment of their performance; and if they exceeded expectations, they could get paid above target. For our 2021 plan, we divided incentive compensation between a year-end cash bonus (40%), RSUs (30%) and PSUs (30%).

The RSUs were established with a three-year cliff vesting period. The total number of shares each executive would be granted would be determined following the completion of the compensation year but would not be received until the end of the three-year vesting period, presuming no forfeiture of such shares. If our executives’ subsequent performance over the three-year period coincided with a lower share price – whether based on their performance or purely exogenous forces – the value of the RSU award would be diminished, perhaps materially.

The PSUs were established with a three-year performance period. As has historically been the case, the plan was to have threshold, target and maximum ROTE performance targets, which would include complete forfeiture of PSUs if three-year ROTE performance was below the threshold, no additional PSUs if ROTE were above the maximum, and pro-rated forfeiture awards for performance within the threshold and maximum levels.

The Performance Review Process

Performance was the key driver to our plan, and we refined our four performance categories as well as the broad measures we would use to measure performance under each category (see the table above at page 43). The scope of our review would include Jefferies’ performance, Rich and Brian’s joint performance as the CEO and President of Jefferies Financial Group and Jefferies Group, and each of Rich and Brian‘s individual performance. Our goal was to assess actual performance against each of our recently adopted measurement criteria.

It is important to stress that, as we began to measure performance, we were not starting from a blank slate. For the three-plus quarters prior to year end, we and the rest of the Jefferies Board had been kept fully apprised regarding the break-out year Jefferies was experiencing, including the myriad factors that supported those results and the role Rich and Brian played in driving Jefferies’ record-breaking performance. Thus, we knew that, from a pure financial-performance perspective, Jefferies exceeded our expectations.

We were also kept apprised regarding non-financial performance through a combination of the news we received at our Board and various committee meetings, from management updates outside of formal meetings, from the information we gleaned as a result of the steady flow of information we get from the Jefferies internal and external data flow, and from our interactions with management and its staff.

Finally, we also required Rich and Brian to provide us with a candid self-assessment of how they believe they performed, backed up with specific actions, engagements and transactions they each led during the year.

Armed with all that data, we concluded unanimously that Jefferies’ performance, Rich and Brian’s combined performance, and the individual performance of Rich and Brian strongly exceeded our expectations coming into 2021.

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Compensation Discussion and Analysis

Because we know from our engagement with our fellow shareholders that you want to understand in some detail our thought process, we do want to outline for you – using our performance categories – the factors that drove our ultimate decision.

FINANCIAL PERFORMANCE

As the table below demonstrates, Jefferies benefitted from incredible financial performance both on an absolute basis and on a relative basis compared to our peers (the last point is also shown well in the table at page 42)

	2019	2020	2021
Net Revenue ('000)	3,892,976	6,010,874	8,185,329
Pre-Tax Income ('000)	478,608	1,067,083	2,254,105
Adjusted Diluted EPS(1)	$1.32	$2.65	$6.13
Adjusted ROE(1)	4.1%	8.0%	17.7%
ROTE(2)	5.9%	11.7%	24.5%
JFG TSR	4.9%	12.4%	69.8%
JFG Relative TSR Rank	10 of 15	9 of 15	6 of 15

(1)	2019 Adjusted Diluted EPS and Adjusted ROE exclude a $545 million non-cash tax benefit relating to the closing of our corporate available for sale portfolio. For reconciliation to GAAP amounts, see Annex A of this Proxy Statement.
(2)	For reconciliation to GAAP amounts, see Annex A of this Proxy Statement.

Directly related to the financial results of the business, Rich and Brian continued to deliver on our strategy to repurchase Jefferies shares that we believe remain undervalued in the market. In 2021, we purchased 8.5 million shares at an average price of $31.25 per share for a combined purchase of $267 million, a discount to our tangible book value per fully diluted share of $32.45 at the end of the year, and a discount to our current stock price. (Tangible book value per fully diluted share is a non-GAAP measure. For reconciliation to GAAP amounts, see Annex A of this Proxy Statement). Over the past four fiscal years, the Company has repurchased 127 million shares at an average price of $21.55 per share for total repurchases of $2.7 billion.

CAPITAL ALLOCATION

In addition to driving the performance noted above, Rich and Brian throughout the year executed against our mandate to allocate capital wisely by, among other things, reducing the size of the Merchant Bank, increasing the profile and scope of our Asset Management business, and returning capital to shareholders and growing shareholder returns:

►	At the beginning of fiscal 2021, the Merchant Bank had $1.9 billion in net assets. In December 2021, we moved approximately $194 million in Merchant Banking net assets from Jefferies Financial Group to Jefferies Group to further rationalize the size of the Merchant Bank and to place in Jefferies Group additional financial-services operations.

►	In addition, Rich and Brian took advantage of improved trading levels to lower the Company’s interest expense and extend our maturity profile by issuing at the Jefferies Group level $1.0 billion in senior notes with a ten-year maturity date and a 2.625% coupon and retiring $750 million of the Jefferies Group 5.125% senior notes maturing in January 2023.

►	They also tendered to purchase the $750 million Jefferies Financial Group senior notes with a coupon of 5.5% and a maturity date of October 2023, ultimately buying back $308 million.

►	Our Asset Management businesses in 2021 generated about $337 million in net revenue (including $121 million in revenue from management fees and arrangements with strategic affiliates) and $167 million in pre-tax income. It also bears noting that the still-developing Asset Management business has increased net asset values or net asset value equivalent assets under management at our affiliated asset managers by about $8 billion in new third-party money.

►	In 2021, Jefferies returned $490 million to shareholders through dividends and share repurchases but, nevertheless, also increased tangible book value per share from $27.38 to $32.45 on a fully diluted basis. (Tangible book value per fully diluted share is a non-GAAP measure. For reconciliation to GAAP amounts, see Annex A of this Proxy Statement.)

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Compensation Discussion and Analysis

BUSINESS STRENGTH

The strength of any business is shown not only in its financial results but also in its market-share growth, which will help drive revenue higher in future years. Here, once again, our executives excelled.

Some highlights of our progress in 2021 include:

We rank 8th globally and 7th in the U.S. across all Investment Banking products	6th globally in M&A; 5th in the U.S. for M&A and 3rd in U.S. for sponsor-backed M&A
7th globally in Equity Underwriting — our revenue increased 73% over the prior year; 6th in EMEA and 7th in the U.S. in Equity Underwriting	1st in U.S. in LBO loans
Largest Mid and Small-Cap research breadth globally, ranking 1st in stocks covered and 5th overall across all market caps	Global Research ranked 8th or better in each of Americas, Europe and Asia Pacific
8th globally in Equities Cash Trading	4th in the U.S. in Equity Electronic Trading
3rd Best Overall Combined Research and Sales in Asia; 1st Best International Brokerage in both Japan and India	1st in Global Convertible Sales and Trading Quality; 1st Overall Internationally and Top 3 in the U.S.
3rd in U.S. for positive momentum with Clients in U.S. Core Credit	5th in overall market share and 1st in overall service quality in U.S. Emerging Markets

For source data behind our market position statistics, see page 75 of Annex A of this Proxy Statement.

In addition to the market-share criterion, Rich and Brian – as they have each year – excelled at client engagement. As discussed below, they regularly and actively engage with clients by way of their much-followed monthly missives to Jefferies’ clients. Indeed, many of those pieces have become the subject of media coverage because of their timely topics, and Jefferies garners positive feedback for each piece. Further, each of Rich and Brian – even during the pandemic – not only met and conferred with clients as often as possible to provide their insight and advice, but actually opened their homes to clients to remain as engaged as possible. We are aware that such engagement was directly responsible for revenue at Jefferies.

And with respect to innovation and execution, again, we determined that Rich and Brian exceeded expectations. On the topic of execution, their success list was long, including among other things: back-to-back record-breaking years; refinancing and extending the debt at Jefferies Financial Group and Jefferies Group; an upgrade from Moody’s;  and despite meaningful volatility in the market, a strong control over Jefferies’ risks and liquidity. Further, the strategic alliance with SMBC was a strong example of a mixture of execution and innovation that bolstered the capital and liquidity positions and added a substantial, new shareholder.

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Compensation Discussion and Analysis

LEADERSHIP, CULTURE AND VALUES

Despite the impressive nature of Jefferies’ financial performance, smart capital-allocation decisions, and business strength criteria, perhaps Rich and Brian’s most striking success – year in and year out – has been their leadership and the culture and values that they instill throughout the organization.

LEADERSHIP, RECRUITMENT AND HIRING

►  Our CEO and President delivered on key leadership recruitment and hiring, including among others: the Global Head of Financial Institutions Group who was recently named as a Global IB Co-Head; Chief Technology Officer; Head of Marketing and Communications; Chief Risk Officer; and Head of Asia Investment Banking.

►  They met rapidly growing business demands by driving the hiring and seamless onboarding of more than 1,200 new Jefferies Group employees globally (including 91 MDs).

►  These hires and ongoing development of senior leaders in Investment Banking, Equities, Fixed Income and Asset Management, as well as the up and coming leaders who report to them, have resulted in the deepest bench we have ever had and a solid succession platform that will continue to drive Jefferies’ growth and success in the next decade to come.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE

►  The strategic hiring mentioned above also resulted in bringing on a Global Head of ESG Research who in less than a year has been an enormous resource not only for the Company’s ESG efforts but also for the Company’s business in Investment Banking, Fixed Income and Equities given his team’s broad and much-in-demand expertise on all ESG matters.

►  Also on the ESG front, Rich and Brian’s leadership, in conjunction with the guidance provided by our Board’s ESG/DEI Committee, has resulted in

►  Strengthening Jefferies’ environmental commitment by achieving carbon neutrality on Scope 1 and Scope 2 emissions and by expanding Jefferies’ carbon footprint analysis to include certain categories of Scope 3 emissions;

►  Strengthening our supply chain management policies and procedures with newly instituted Supplier Code of Conduct and Human Rights Policy;

►  Driving talent development initiatives, including by the hiring of a Head of Talent Development and by myriad development initiatives across both business and support units as well as from the senior to the most junior ranks;

►  Constant on-point and inspiring internal and external messages on a monthly and ad hoc basis on such matters as

►  Coronavirus, the importance of vaccines, and the need to rally together to face the pandemic,

►  The January 6, 2021 assault on the Capitol and its impact on the markets,

►  Driving Jefferies’ initiatives for “Doing Good Global Trading Days” (donating to charities supporting diversity and inclusion, COVID relief, Texas relief efforts, and sustainability),

►  Speaking out against the violence against Americans of Asian descent,

►  Views on the path ahead on the one-year anniversary of COVID,

►  The importance of trusted business partners,

►  Humility in the face of the travails suffered by our competitors,

►  The gratitude we owe our clients for their support,

►  The gratitude we owe all Jefferies employees for their herculean efforts during COVID,

►  Continued vigilance against COVID regardless of intermediate downtrends in incidents,

►  The crucial roles that our interns and associates play at Jefferies,

►  Our new business model, which we call JEF Ahead, and the role that a hybrid working model will have on our productivity and morale, and

►  The advent of Jefferies’ 60th Anniversary.

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Compensation Discussion and Analysis

DIVERSITY, EQUITY AND INCLUSION

►  Integral to Rich and Brian’s leadership assessment are their efforts related to diversity, equity and inclusion. In addition to personally chairing Jefferies Diversity Council, they have also championed the following initiatives:

►  Employee Resource Groups (ERGs) have been expanded to include the following groups:

► jWIN ► J-NOBLE (Black and Latino Employees) (US) ► JEMS (Jefferies Ethnic Minorities) (UK)	► jmosaic ► jvets ► jAsia	► Jefabilities ► NextGen (serving as a voice for analysts and associates, who are our next generation of leaders)
► In addition, to be sure that the entire firm understands how important diversity and inclusion is to them and to our fellow Board Members, they have implemented:
► Allyship Training ► Mandatory Unconscious Bias Training ► Diversity metrics and reporting	► Inclusive Recruiting ► Buddy Parent Program (aiding new parents in returning back to the workplace) ► JWIN Rising Stars Recognition Program

PHILANTHROPY

►  Rich and Brian have also continued the long tradition of Jefferies’ corporate contributions of time and money to make a difference in people’s lives and our collective well-being into the future. In 2021, Jefferies made more than $16 million in charitable donations to nearly 400 different worthy causes. We would also note that, in addition to the role Rich and Brian play in driving Jefferies’ corporate philanthropy, which includes their personally donating alongside Jefferies, our employees and our clients, they also engage in a broad range of philanthropic efforts in their personal capacity, as discussed on page 18 for Rich and page 16 for Brian.

INDIVIDUAL PERFORMANCE

As we have noted before, our two top executives are high-performing player/coaches. To that end, we examined not only how they performed as a management team but also how each of them performed individually throughout 2021.

As we reviewed Rich, we saw that, in addition to being the CEO of Jefferies Financial Group and Jefferies Group, he is also the primary or joint relationship contact for a long list of some of the Company’s most important clients – both on the Investment Banking and Sales & Trading side – who generate substantial revenue every year (annually in the nine-figure range). Further, Rich’s relationship with such clients leads not only to substantial revenues but also to opportunities for Jefferies to expand its important ESG initiatives. Recently, through Rich’s efforts, Jefferies became an investor in Beyond Net Zero, which is a fund created to identify and scale innovative solutions that focus on meeting and exceeding net zero emission targets. A similar client relationship led to another Jefferies ESG initiative in 2020 and 2021: Apiject, which has taken on the mission to produce on a mass-distribution basis safer injectables that will solve drug delivery challenges. In addition to his role as a primary relationship contact with our clients, Rich is intimately involved in every significant block trade Jefferies executes, not only controlling risk positions of such trades but also maximizing the opportunity for significant profits. Finally, we recognized Rich’s unique leadership style that was manifested in his high-profile, transparent and effective communications with all Jefferies’ staff not only with respect to firmwide notes to staff and clients but also with respect to his day-to-day personal interactions with the team via one-on-one engagement, involvement with Jefferies’ Employee Resource Groups, hosting frequent lunches and dinners for Jefferies team members, and his 24/7 availability for all.

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Compensation Discussion and Analysis

As we reviewed Brian, we saw that, in addition to being the President of Jefferies Financial Group and Jefferies Group, he personally oversaw the recruiting and hiring of most key MD hires in Investment Banking, including the Global Head of our Financial Institution Group (FIG), who was recently named as the Global Co-Head of Investment Banking. In addition, Brian has been the lead banker on investment banking deals, overseen and co-led a large number of Investment Banking pitches, and mentored the leadership of our Jefferies Finance (JFIN) partnership, moving the platform from syndicate lending to direct lending and to AUM capital raising. In addition, Brian’s focus on our Asset Management business has been a key driver to the growth and success of that business. Brian over a ten-year-plus period also nurtured and orchestrated the long-term, strategic alliance with Sumitomo Mitsubishi Banking Corp. (SMBC) that includes significant coordination between Jefferies and SMBC that should be very mutually beneficial. In addition, SMBC has provided financing to JFIN in the form of a $1.65 billion revolving credit facility and a $250 million subordinated loan to support JFIN’s lending capabilities, and financing to Jefferies Group in the form of a $350 million revolving credit facility. SMBC has also purchased over 4% of Jefferies publicly traded shares.

This is the perfect place to reiterate why our executive compensation plan has applied equally to Rich and Brian. First, our research continues to show that, with respect to aggregate executive compensation, we are not only in line with our peers, but actually in a more favorable position with respect to overall compensation expenses and breadth of leadership. Most of our competitors have between three and four executives at this level, who may not be paid on an exactly equal basis as Rich and Brian are but who are very close in compensation levels and more costly individually and collectively than our two partners.

Further, Rich and Brian and the roles they play are unique and of great value to Jefferies:

►  As noted, Rich and Brian are not only CEO and President of the parent company, Jefferies Financial Group, but have the same responsibilities at our largest operating company, Jefferies Group. That is to say, they are the senior-most executives at the helms of two multi-billion-dollar, SEC-reporting companies.

►  As also noted, Rich and Brian are day-to-day, front-line producers who each personally source investment ideas and client relationships, as well as source and generate investment-banking and trading opportunities. (Were Rich and Brian to get paid on their production alone, they would receive substantially higher compensation.)

►  Their complementary experience and talents make them highly effective partners. Each has broad experience across the spectrum of our products and services, including Investment Banking, Capital Markets, Asset Management and Merchant Banking. But each also has a background that differs from the other.

►  Matching Rich and Brian’s compensation equally assures their full strategic and cooperative partnership, and minimizes the risk of any divergence of interest, commitment or focus.

►  From an emergency succession standpoint, we also benefit from Rich and Brian’s integrated partnership throughout the Company’s activities.

For all these reasons, Rich and Brian’s comparable compensation has proven to be effective and is completely in line with our philosophy of incentivizing and retaining two uniquely successful co-heads and partners to work together to help drive our long-term growth in value.

ONE LAST NOTE ON PERFORMANCE

A significant factor we considered in determining Rich and Brian’s compensation was the combination of the fact that Moody’s upgraded all ratings of Jefferies Financial Group (senior debt to Baa2 from Baa3) and its wholly owned subsidiaries, including Jefferies Group (senior debt to Baa2 from Baa3), as well as the following unsolicited pronouncement by Moody’s rating agency with which we heartily agree:

“For the past twenty years, Jefferies’ CEO and its President have each been instrumental to the design and execution of Jefferies’ strategy and successfully navigating market cycles. A recent example of this ingenuity and foresight is the strategic alliance between Jefferies and Sumitomo Mitsui Financial Group, Inc. (SMFG, A1stable) that is also providing financing to Jefferies Finance LLC (JFIN, Ba3 positive). Jefferies and SMFG are coordinating their efforts in the US leveraged finance markets and expanding their offerings in cross-border M&A and capital markets. The CEO and the President have also instilled an entrepreneurial but risk-aware culture within the expanding and evolving firm.”

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Compensation Discussion and Analysis

Results of Our 2021 Plan

Against that performance backdrop, our compensation decision became relative easy. Regardless of the factor we looked at – whether it was Financial Performance we achieved of 24.5% ROTE and 70% TSR or whether it was the more qualitative elements of Capital Allocation, Business Strength, or Leadership, Culture and Values – we unanimously agreed that Rich and Brian had meaningfully exceeded our performance expectations. (ROTE is a non-GAAP measure. For reconciliation to GAAP amounts, see Annex A of this Proxy Statement.) To that end we concluded that, based on the metrics, they earned total compensation above our target level and we awarded them 2021 incentive compensation of $30 million each, which was allocated as follows: $12 million in a cash bonus; $9 million in RSUs; and $9 million target value in PSUs. With respect to the PSUs, the performance period measures 2021 through 2023 performance, the threshold level of ROTE was 7.5%, the target level was 10%, and the upper end was 15%. Any performance below 7.5% will result in forfeiture of all PSUs; 7.5% ROTE will result in receiving 75% of target PSUs; and 15% ROTE will result in receiving 150% of target PSUs. There will be no additional compensation enhancement above 15%; and performance between 7.5% and 10% and 10% and 15% will be linearly interpolated to determine PSU distribution.

The only element of 2021 executive compensation that appears in this year’s Summary Compensation Table is the cash bonus. Because the RSU and PSU grants were not made until fiscal year 2022, under SEC disclosure rules they will appear in next year’s Summary Compensation Table. The equity component that appears in the Summary Compensation table, as is explained there, relates to the options grant to each of Rich and Brian at the beginning of fiscal 2021. As we noted last year, although those options have the model-derived valuation that appears in the table, unless Jefferies’ share price appreciates over time, the value of those options is entirely at risk.

LEADERSHIP CONTINUITY GRANT

As you likely read in our public filing in mid-December, the Jefferies Financial Group Board of Directors granted each of our CEO and President a special long-term, five-year retention grant that we termed the Leadership Continuity Grant and that had a grant date value of $25 million. As we explained above, our goal in doing so was to assure that our two top executives will be here for the next five years, will gain the benefits of that retention award after an additional three years, and will be strongly incented to remain in their roles and to drive our long-term share price higher to maximize that award. As this is a one-time grant awarded for a specific long-term purpose, we view this retention incentive as separate from any one-year’s compensation decision.

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Compensation Discussion and Analysis

4	Elements of our Compensation Program

Although the form of our plans may change over time, our compensation policies remain designed to provide competitive levels of pay in order to attract and retain talented executives and leaders, encourage long-term service and loyalty and align their interests with the creation of long-term value for our shareholders. Each element of our program, base salary, annual incentive, long-term incentive and benefits, is tailored to incentivize a specific area of pay that we believe will promote sustained economic value over time.

Alignment between Pay and Performance

Under the compensation program put in place at beginning of 2021, 96% of our CEO and President’s total target compensation was at risk. Equity is a significant component of this compensation, and, as we continue to believe and state, provides strong incentives for superior long-term performance and a direct link to the interests of our shareholders.

Base Salary

We pay our named executive officers a market-level base salary to provide them a predictable level of income and to reward current and past short-term performance. The base salaries we have established reflect our understanding of the competitive market for these roles. The base salaries below are annualized.

Executive	Role	2021 Base Salary ($)
Richard B. Handler	CEO	1,000,000
Brian P. Friedman	President	1,000,000
Joseph S. Steinberg	Chairman of the Board	810,693
Michael J. Sharp	General Counsel	1,000,000
Teresa S. Gendron	CFO	500,000

Annual Bonuses

Annual bonuses are designed to encourage our executive officers to deliver strong annual results, to maximize short-term productivity and profitability and to reward our executive officers for their efforts during the year. Motivating our executive officers to deliver strong short-term results directly impacts our performance, and together with long-term focus and risk mitigation, is key to our success.

As noted above, our compensation process includes our consulting with our CEO and President, and then determining the compensation of our other executive officers. We considered Rich and Brian’s views, including their assessments of our executives’ individual performance, and the range of market inputs available, in setting such compensation.

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Compensation Discussion and Analysis

CEO and President	Our top two executives, Rich Handler (CEO) and Brian Friedman (President), were eligible to receive annual cash bonuses for 2021. As described above, each executive was awarded $12 million.
General Counsel	Our General Counsel was eligible to receive an annual cash bonus for 2021. To align his compensation with the performance metrics driving our two top executives, Mr. Sharp’s performance-based incentive takes into account his contribution to the same four criteria: ROTE, Capital Allocation, Market Share and Leadership. Mr. Sharp’s year-end and total compensation is intended to reflect both the company’s overall outstanding performance this year and, in particular, the role that Mr. Sharp played in our success this year in terms of his leadership role; the record level of activity that he oversaw, including a significant uptick in crafting solutions for more complicated products and services and handling regulatory reviews and investigations; his initiatives on the governance, ESG and DEI fronts; and successes in litigating on our behalf and producing meaningful damages awards. Finally, Mr. Sharp’s role in handling our COVID-19 response plan played a role in our compensation conclusion. At the recommendation of senior management, the Committee approved Mr. Sharp receiving a $6 million cash bonus.
Chief Financial Officer	Our CFO was eligible to receive an annual cash bonus for 2021. To align her compensation with the performance metrics driving our two top executives, Ms. Gendron’s performance-based incentive take into account her contribution to the same four criteria: ROTE, Capital Allocation, Market Share and Leadership. Ms. Gendron’s year-end and total compensation is intended to reflect both the company’s overall outstanding performance this year and, in particular, Ms. Gendron’s consistently high quality of effort and service at Jefferies Financial Group and the support she provides to Jefferies Group, and her personal performance, effectiveness of non-revenue-generating activities, implementation of strategic initiatives and overall senior management skill and effectiveness. At the recommendation of senior management, the Committee approved Ms. Gendron receiving a $1.5 million cash bonus.

Transition Grant

A key feature of our 2021 plan structure is that there was no long-term equity grant until performance versus our priorities was determined after the end of fiscal year 2021. As a result of this transitional plan and as outlined in last year’s proxy statement, our executives would not have received an annual equity grant in 2021. To bridge that transition, the Committee approved one time grants of options and stock-appreciation rights to our executives at a strike price of $23.75, which was the closing price of our shares on the date immediately preceding the grant date. We intentionally chose options and SARs to avoid any appearance of enrichment without performance. Options and SARs place our executives in complete alignment with shareholders. Not a single dollar of value can be realized on those instruments unless the stock price increases over time. Although each grant, including a related dividend grant, had a theoretical (Black-Scholes or Monte Carlo) fair value of approximately $15,666,463 as of the grant date, as a practical matter the options and SARs are worth nothing unless our stock price appreciates because the instruments cannot be transferred or sold.

2021 Long-Term Incentive Plans

Long-term equity incentive compensation provides strong incentives that drive superior long-term performance and a direct link for our executive officers to the interests of our shareholders. The value of long-term equity incentive awards increases or decreases based on the future price of our shares. Awards of long-term equity incentive compensation also create long-term ownership, which we believe is important to promoting a culture of entrepreneurship.

CEO and President	As described above, our Compensation Committee approved an executive compensation program for our CEO and President consisting of long-term RSUs and PSUs for compensation year 2021, which can only be realized based on, respectively, a three-year cliff vesting period and three-year performance targets that extend through 2023.

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Compensation Discussion and Analysis

Standard Benefits

We provide our named executive officers with medical, dental, life insurance, disability, savings, retirement, deferred compensation opportunities and other similar benefits available to employees generally that are not part of what we consider direct compensation. We intend these benefits to be competitive in order to help recruit and retain talented executives. These benefits are designed to facilitate the productivity of our executives, ensure the well-being of our executives, employees and their families, encourage long-term service to us and generally enable our compensation packages to remain competitive. In the aggregate, we believe our benefits including perquisites are in-line with or more moderate than general business practices for companies of comparable size and character.

Executive Perquisites

Certain perquisites as disclosed in our Summary Compensation Table are available to executive officers that are not available to other employees. Messrs. Handler, Friedman and Steinberg may use our business aircraft for personal use to assure their constant availability and responsiveness and to facilitate their productivity, subject to an annual $350,000 limitation for each executive, above which reimbursement to us is required. Certain of our executive officers receive the use of cars and drivers, paid parking, and vehicle-related expenses for business as well as personal use also to assure their constant availability and responsiveness, and to facilitate their productivity. These benefits also allow us to be competitive in the talent market. These perquisites are reported as All Other Compensation in our Summary Compensation Table.

Severance

Messrs. Handler, Friedman and Sharp are entitled to severance under Jefferies Group’s policy, which applies to approximately 4,500 employees and provides that terminated employees, other than employees terminated for cause, are generally entitled to one-half month’s salary for each year of service, up to a maximum of six months with a maximum of 12 months for employees with age plus years of service of at least 60. More information is provided under the heading Potential Payments upon Termination of Employment or Change in Control. Mr. Steinberg and Ms. Gendron are entitled to severance under the Jefferies Financial Group policy, which applies to approximately 64 employees and which provides that terminated employees, other than employees terminated for cause, are generally entitled to one month’s pay for each year of service, up to a maximum of 24 months. Pay is defined as salary plus bonus (excluding one-time, tenure or holiday bonus).

Retirement and Deferral Plans

For Jefferies Financial Group employees hired before January 2014 (grandfathered employees), we maintain a Savings and Retirement Plan that allows participants to make contributions, portions of which are matched by us. The plan also provides an additional retirement contribution for eligible participants determined on the basis of age and service with potential contributions ranging from 2% of eligible compensation up to 16% of eligible compensation. Grandfathered employees who earn $300,000 or more have the retirement contribution made to a separate deferred compensation plan maintained by us. Jefferies Financial Group employees hired January 1, 2014 or later also participate in the Saving and Retirement Plan but have a different match formula and are not eligible to receive a retirement contribution. Only Mr. Steinberg is eligible for the retirement contribution.

Jefferies Group maintains a 401(k) plan for its employees where contributions are matched.

Jefferies Group maintains a separate deferred compensation plan that permits the deferral of compensation and provides a means for our employees to invest in our shares on a tax-deferred basis. None of the named executive officers participate in the Jefferies Group deferred compensation plan.

Employees of Jefferies Group who began service prior to April 1, 1997, which includes Mr. Handler but none of the other named executive officers, are entitled to benefits under the Jefferies Group pension plan.

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Compensation Discussion and Analysis

No Employment Agreements

Our named executive officers do not have employment agreements with us.

No Change-in-Control Agreements

We do not have any change-in-control agreements with any named executive officers. No equity held by our executive officers is subject to accelerated vesting upon a change in control.

Stock Ownership Guidelines

We adopted stringent stock ownership guidelines for our CEO and President. The guideline is set at ten times salary, resulting in a requirement that each executive hold $10 million worth of our shares. Messrs. Handler and Friedman have historically acquired and held large positions in our shares. Including all earned and unearned deferred shares and options, Messrs. Handler and Friedman currently own a combined 30,720,725 shares, representing approximately 12.1% of our outstanding shares.

Since becoming CEO of Jefferies Group and as CEO of Jefferies Financial Group, approximately 69% of Mr. Handler’s compensation has consisted of non-cash equity related securities vesting over three to five years. Aside from charitable donations and tax-related sales, Mr. Handler has not sold any of his shares.

Since becoming an executive officer of Jefferies Group and as President of Jefferies Financial Group, approximately 72% of Mr. Friedman’s compensation has consisted of non-cash equity related securities vesting over three to five years.

Mr. Steinberg owns 22,029,404 shares and options, representing 9.1% of our outstanding shares.

This ownership encourages our executives to act in our best long-term interests and those of our shareholders.

Clawback Policy

We have adopted a policy allowing our Compensation Committee to claw back incentive awards if the underlying performance metric or any other metric considered by the Compensation Committee in approving an award is corrected, adjusted or deemed to be false. This policy applies to all of our executive officers.

Anti-Hedging Policies

Directors, executive officers and other employees are expressly prohibited from hedging transactions that involve our securities and those of our subsidiaries under our amended Insider Trading and Anti-Tipping Policy. Our anti-hedging policy also prohibits direct and indirect short selling, option transactions of any kind and derivative transactions that involve our securities. The policy does not apply to the exercise of options, warrants or other rights issued by us or any transaction approved in advance by the Compensation Committee. In 2021, we had no outstanding warrants issued by us and our Compensation Committee has never been asked to, nor ever approved, any exceptions to our anti-hedging policies.

Compensation Risk Management

We have considered whether our compensation policies and practices reward employees for imprudent risk taking and has determined that our compensation policies and practices, including those of Jefferies Group, are not reasonably likely to have a material adverse effect on us. Our assessment is conducted annually. Management reviews with our Compensation Committee our compensation programs, focusing on incentive programs, risks and mitigation factors. Based on the totality of this information, we determine whether any portion of such compensation encourages excessive risk taking and concludes whether or not our compensation programs are reasonably likely to have a material adverse effect on us.

54    Jefferies Financial Group

Compensation Discussion and Analysis

In assessing risks, we consider mitigating factors such as (i) the multiple elements of our compensation packages, including base salary and bonuses, either in the form of restricted cash or equity awards, both of which vest over a number of years; (ii) the structure of senior executives’ incentive program, which is based on a number of different performance measures to avoid placing undue emphasis on any particular performance metric; (iii) the ability to exercise negative discretion as a means to adjust compensation downward to reflect performance or other factors; (iv) oversight of our programs by our Board and Compensation Committee; (v) our clawback policy; (vi) our anti-hedging policy; (vii) no change-in-control benefits; and (viii) other factors deemed relevant by the Committee.

We specifically considered whether our amended compensation program might inappropriately increase the risk appetite of our executives. We did not want our amendments to upset the proper balance between short-term performance and our ultimate objective: long-term value creation. We believe our program supports our long-term objectives.

Tax Considerations

Although the Tax Cuts and Jobs Act removed the tax incentive for qualified performance-based compensation beginning in 2018, our Compensation Committee retained the use of performance-based compensation for the primary portion of our executives’ 2021 incentive compensation as an appropriate and valuable tool to continue to align our executives’ interests with the long-term interests of our shareholders.

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Compensation Discussion and Analysis

Executive Compensation Tables

Summary Compensation Table

Name and Principal Position	Year	Annualized Salary ($)	Bonus ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation(2) ($)		Total ($)
Richard B. Handler	2021	1,000,000	12,000,000	15,666,463	—	15,287	191,196	(3)	28,872,946
Chief Executive Officer	2020	1,000,000	2,038,000	—	15,462,000	66,692	319,264		18,885,956
	2019	1,000,000	3,250,000	—	4,500,000	36,833	445,125		9,231,958
Brian P. Friedman	2021	1,000,000	12,000,000	15,666,463	—	—	179,136	(4)	28,845,599
President	2020	1,000,000	2,038,000	—	15,462,000	—	167,992		18,667,992
	2019	1,000,000	3,250,000	—	4,500,000	—	351,625		9,101,625
Joseph S. Steinberg	2021	810,693	—	—	—	—	487,162	(5)	1,297,855
Chairman of the	2020	810,693	—	—	—	—	479,479		1,290,172
Board	2019	810,693	—	—	—	—	470,715		1,281,408
Teresa S. Gendron	2021	500,000	1,500,000	—	—	—	4,875		2,004,875
Chief Financial Officer	2020	500,000	571,000	—	729,000	—	4,875		1,804,875
	2019	500,000	1,150,000	—	—	—	4,750		1,654,750
Michael J. Sharp	2021	1,000,000	6,000,000	—	—	—	4,875		7,004,875
Executive Vice President and General Counsel	2020	1,000,000	2,100,000	—	2,900,000	—	4,875		6,004,875
	2019	1,000,000	3,000,000	—	—	—	4,750		4,004,750
(1)	The values of the awards of stock options and SARs shown in this column are the awards’ grant-date fair value, computed in accordance with FASB ASC Topic 718. Further information on the valuation assumptions relating to these awards granted in fiscal 2021 can be found in Note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended November 30, 2021. Included in the grant-date fair value in this column is the fair value of the rights to crediting of certain amounts of excess dividend equivalents provided in the award agreement relating to the SARs. See Note 1 to the Grants of Plan-Based Awards Table, p. 57.
(2)	Some of the items under this caption constitute taxable income to the named executive officers. These amounts are reported as taxable income for the executives pursuant to IRS rules which differ from the SEC reporting rules used to report the amounts reflected in this table and these notes.
Certain of our named executive officers benefit from personal use of our aircraft. In addition, family members of our named executive officers may, in certain circumstances, accompany the named executive officers on business as well as personal travel on our aircraft, resulting in additional costs. Reported costs for personal use of our aircraft consist of the incremental costs incurred as a result of personal flight activity, including fuel, repairs, maintenance, personal supplies and meals and flight crew meals and lodging. Incremental costs do not include depreciation, hanger rent, insurance, flight crew salaries and benefits and other fixed expenses that would have been incurred regardless of whether there was any personal use of our aircraft. For 2021, the total amount of our disallowed tax deduction resulting from the personal use of our aircraft by Messrs. Handler, Friedman, Steinberg and their guests was approximately $4 million representing an approximate $1 million increase in tax expense and cash taxes. For security purposes, Messrs. Handler, Friedman and Steinberg receive the use of drivers, cars and other transportation benefits for business as well as personal use. Disclosed amounts for personal use of drivers, cars and other transportation benefits for each executive are derived based on an allocation of the total cost of driver compensation (including bonus and benefits), parking costs, vehicle depreciation and all other vehicle operating costs.
(3)	Includes $103,143 in incremental costs for personal use of our aircraft, $83,178 in personal use of a car and drivers, and $4,875 in contributions to the Profit Sharing Plan (PSP).
(4)	Includes $109,763 in incremental costs for personal use of our aircraft, $64,498 in personal use of a car and driver, and $4,875 in contributions to the PSP.
(5)	Includes $346,197 in incremental costs for personal use of our aircraft, $90,005 in personal use of a car and drivers, $46,400 in contributions to our Deferred Compensation Plan, and $4,560 in contributions to a Savings and Retirement Plan.

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Compensation Discussion and Analysis

2021 Compensation Plan Outcomes

Grants of Plan-Based Awards in 2021

Name (a)	Grant Date (b)	All other option/SARs awards: Number of securities underlying options/SARs (c)		Exercise or base price of option/ SARs awards ($/sh) (d)	Grant date fair value of option/ SARs awards ($) (e)
Richard B. Handler	12/6/2020	2,506,266	(1)	23.75	15,666,463	(1)
Brian P. Friedman	12/6/2020	2,506,266	(1)	23.75	15,666,463	(1)
Joseph S. Steinberg	—	—		—	—
Teresa S. Gendron	—	—		—	—
Michael J. Sharp	—	—		—	—

(1)	These awards consisted of a non-qualified stock option for the purchase of 1,253,133 shares together with separate cash-settled SARs covering 1,253,133 shares. The awards have a term of ten years and become exercisable in equal installments on the first three anniversaries of grant. The Compensation Committee granted the option under the 2003 Incentive Compensation Plan and the SARs under the Committee’s general authority to establish cash compensation arrangements. The SARs provided for crediting of dividend equivalents if regular quarterly dividends increase during the first 9.5 years after grant, in which case the executive will be credited with a cash amount equal to two times the excess dividend amount – the amount of each quarterly dividend per share minus the quarterly dividend rate in effect at the time of grant – for each share underlying the granted SARs. The credited amounts will be converted to share units at each dividend payment date, to be settled 9.5 years after grant of the SARs. The awards are non-forfeitable in the event of the executive’s retirement, defined as age plus years of service of 80 or more; each of the executives currently qualifies for retirement. The SARs award included terms permitting the Compensation Committee to elect to convert the cash-settled SARs to an option solely exercisable for stock, and provide that share units resulting from excess dividend equivalents will be settled solely in shares. The Committee made this election in March 2021, with the effect that the award originally granted as SARs is now an award under our Equity Compensation Plan.

Outstanding Equity Awards at Fiscal Year-End 2021

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)		Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(1)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(1)
Richard B. Handler	835,422	1,670,844	(2)	23.75	12/5/2030	716,623	(3)	26,930,692	716,623	(4)	26,930,692
Brian P. Friedman	835,422	1,670,844	(2)	23.75	12/5/2030	716,623	(3)	26,930,692	716,623	(4)	26,930,692
	2,000	—		20.75	8/4/2022	—		—	—		—
	1,500	500	(5)	24.00	8/8/2023	—		—	—		—
Joseph S. Steinberg	2,000	—		20.75	8/4/2022	—		—	—		—
	1,500	500	(5)	24.00	8/8/2023	—		—	—		—
Teresa S. Gendron	—	—		—	—	—		—	—		—
Michael J. Sharp	—	—		—		—		—	—		—

(1)	Based on the closing price per share of our Common Shares on the New York Stock Exchange on November 30, 2021, $37.58 per share.
(2)	The unexercisable options become exercisable as to 50% of the underlying shares on December 6, 2022 and on December 6, 2023. The option agreement covering 50% of the option shares provides also for the crediting of dividend equivalents if regular quarterly dividends increase during the first 9.5 years after grant, in which case the executive is credited with a cash amount equal to two times the excess dividend amount for each share underlying that option. The credited amounts are converted to share units at each dividend payment date, and will be settled June 6, 2030. See Note (1) to the table under the caption “Grants of Plan-Based Awards in 2021.”

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Compensation Discussion and Analysis

(3)	Represents compensation year 2019 performance-based RSUs earned by achievement of three-year compounded TSR performance goals during fiscal years 2019 - 2021. The number of RSUs includes RSUs resulting from dividend equivalents that are forfeitable to the same extent as the underlying award. All of the RSUs are subject to service-based vesting through January 29, 2022.
(4)	Represents compensation year 2020 performance-based RSUs that may be earned by achievement of three-year compounded TSR performance goals during fiscal years 2020-2022. The number of RSUs assumes performance is achieved at target levels, and includes RSUs resulting from dividend equivalents that are forfeitable to the same extent as the underlying award. If TSR performance is achieved at maximum performance levels, 175% of the number of RSUs shown in the table will be earned. All of the RSUs are subject to service-based vesting through January 29, 2023.
(5)	The unexercisable options become exercisable August 8, 2022.

Option Exercises and Stock Vested in Fiscal 2021

The table below provides information regarding stock options exercised and stock awards vested during fiscal 2021 for each of our named executive officers. The gain upon exercise of the options and the value of stock awards is based on the average of the high and low sales prices of our shares on the New York Stock Exchange on the day the options were exercised or the stock award vested.

	Option awards			Stock awards
Name	Number of shares acquired on exercise (#)		Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Richard B. Handler	—		—	—	—
Brian P. Friedman	2,000	(1)	29,770	—	—
Joseph S. Steinberg	2,000	(1)	24,920	—	—
Teresa S. Gendron	—		—	—	—
Michael J. Sharp	—		—	10,693	269,571

(1)	These options were issued in July, 2019, in connection with the merger in which HomeFed Corporation became our wholly owned subsidiary. At that time, options to purchase HomeFed common stock that previously had been granted to Mr. Friedman and Mr. Steinberg as compensation for service on the HomeFed Board of Directors were assumed by us, becoming options to purchase our shares.

Pension Benefits in 2021

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Richard B. Handler	Jefferies Group	16 (frozen)	$407,545	$0
	Employees’ Pension Plan

To calculate the value above, we assumed that benefit commencement is at age 65 (our pension plan’s normal retirement age). We also assumed that 85% of Mr. Handler’s benefit is paid as a lump sum calculated using an interest rate of 3.1% and mortality assumption required under Revenue Ruling 2007-67 and that 15% of his benefit is paid as a single life annuity calculated using a 2.4% discount rate and RP-2014 annuitant mortality. In addition, the figure provided is based on age 65 present values discounted back to current age. We also assumed no pre-retirement mortality.

Jefferies Group first adopted its pension plan in 1964 and stopped admitting new participants into the plan on April 1, 1997. Effective December 31, 2005, benefits under the plan were frozen. All persons who were Jefferies Group employees prior to April 1, 1997, who are citizens or residents of the United States, who are 21 years of age and who have completed one year of service are covered by the pension plan. The plan is a defined benefit plan funded through our ongoing contributions and through earnings on existing plan assets. The amount an employee will receive as a plan benefit depends on the person’s covered compensation during specific plan years. An employee retiring at age 65 will receive 1% of the employee’s covered compensation from January 1, 1987,

58    Jefferies Financial Group

Compensation Discussion and Analysis

until termination of employment plus 20% of the first $4,800 and 50% of amounts exceeding $4,800 of annual average covered compensation for 1985 and 1986. Benefits under the plan are payable for the remaining life of the participant and are not subject to deduction for Social Security benefits or other offsets.

Since 2004, the amount of covered compensation has been capped at $210,000 per year. An employee who retires upon normal retirement at age 65 with at least four years of service will receive a full vested benefit. An employee who retires at age 55 with at least four years of service will receive the normal retirement benefit reduced by 1/2% for each month benefit payments commence before age 65. Employees who terminate employment for reasons other than death or retirement will be entitled to the vested portion of their benefits at their normal or early retirement age. Benefits vest at the rate of 0% for the first year of service, 33% for each of the next two years of service and 34% for the fourth year of service. The retirement benefits payable at age 65 for those employees with service prior to January 1, 1987, will be composed of two items: (1) a benefit for service up to December 31, 1986, in accordance with the original plan formula recognizing pay up to $100,000 and (2) a benefit for service commencing on January 1, 1987, equal to 1% of covered compensation through the date of termination.

Non-Qualified Deferred Compensation

The following table provides information on amounts that the named executive officers are entitled to receive under our non-qualified deferred compensation arrangements, including deferrals of vested restricted stock units under our 2003 Incentive Compensation Plan, and our Equity Compensation Plan, and Mr. Handler’s self-directed deferred compensation account which was in place before he became CEO of Jefferies Group in 2001.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings (Losses) in Last Fiscal Year ($)(3)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(4)
Richard B. Handler	—	—	178,949,821	(5)	42,688,660	440,864,438	(6)
Brian P. Friedman	—	—	85,022,317	(7)	—	208,175,749	(8)
Joseph S. Steinberg	—	46,400	133,405		—	962,321

(1)	Value of shares vesting during the fiscal year.
(2)	All amounts are included in the Summary Compensation Table in All Other Compensation.
(3)	Earnings and losses are based upon the investment direction of the named executive officer, the change in value of our shares underlying vested RSUs and the value of dividend equivalents credited as additional RSUs.
(4)	Amounts in the table reflect compensation granted in multiple years, including compensation that has been deferred on a mandatory or voluntary basis and market returns on investments that deferred amounts were deemed invested in, which have accrued over time. Specifically, amounts in the table consist of (i) contributions resulting from compensation that has been disclosed in the Summary Compensation Table in this and previous Proxy Statements (to the extent the executive was a named executive officer in the year of deferral and the amount was otherwise required to be disclosed under SEC rules then in effect), plus (ii) earnings on deferred amounts, less (iii) distributions.
(5)	Includes $179,051,082 increased value of vested RSUs and share units and $101,262 decreased value of Mr. Handler’s self-directed deferred compensation account (investments other than share units). The change in value of RSUs/share units represents the value of vested RSUs/share units held at the end of the fiscal year plus the value of any RSUs/share units distributed during the year (in each case including those acquired based on dividend equivalents credited during the year) less the value of the RSUs/share units held at the beginning of the year or, if contributed during the year, less the value at the time of such contribution.
(6)	Includes $427,761,453 in value of vested RSUs and $13,102,985 in value in the self-directed deferred compensation account. The deferred compensation in the self-directed account originally was earned while Mr. Handler was head of Jefferies Group’s high yield division, prior to Mr. Handler becoming an executive officer of Jefferies Group. The last deferral into Mr. Handler’s self-directed deferred compensation account was in 2000.
(7)	Represents the value of vested RSUs held at the end of the fiscal year plus the value of any RSUs distributed during the year (in each case including those acquired based on dividend equivalents credited during the year) less the value of the RSUs held at the beginning of the year or, if contributed during the year, less the value at the time of such contribution.
(8)	Represents the value of vested RSUs held at the end of the fiscal year.

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Compensation Discussion and Analysis

Potential Payments upon Termination of Employment or Change in Control

The following information describes and quantifies (where possible) certain compensation that would become payable under then-existing agreements and plans if the named executive officer’s employment had terminated on November 30, 2021, other than voluntary resignations or termination for cause.

Named Executive Officer Termination Payments

SEVERANCE PAYMENTS

Messrs. Handler, Friedman and Sharp are subject to the same severance policy as all other Jefferies Group employees:

•	One-half month’s salary of severance for each year of service, up to a maximum of six months’ pay

•	If retirement eligible (age plus years of service is at least 60), severance maximum is increased to 12 months’ salary

Mr. Steinberg and Ms. Gendron are subject to the same severance policy as all other Jefferies employees:

•	One month’s pay for each year of service, up to a maximum of 24 months

•	Pay is defined as salary plus average bonus (excluding one-time, tenure or holiday bonus)

Summary of Payments upon Termination or Change in Control

The table below shows the estimated value of payments to which a named executive officer would have been entitled if the executive’s employment had been terminated on November 30, 2021. For purposes of valuing these amounts, we made the following assumptions:

•	Equity awards that immediately vest upon death or disability are valued at $37.58 per share, the closing price of our shares on the last trading day of fiscal 2021

•	Amounts a named executive officer has deferred through our deferred compensation plans are non-forfeitable, so whether these amounts continue to be deferred or are paid out following the change in control or termination of employment does not represent a payment or enhancement to benefits resulting from the change in control or termination of employment. Amounts of such deferred compensation are shown above under the caption “Non-Qualified Deferred Compensation”

•	Stock options granted in fiscal 2021 to our executive officers, which include certain rights to excess dividend equivalents, are non-forfeitable upon their retirement, and each of those executive officers is eligible for retirement

•	No payment to a named executive officer would have been reduced to avoid adverse tax consequences under Code Sections 4999 and 280G. No named executive officer is eligible to receive a “gross-up” payment to offset golden parachute excise taxes under Code Section 4999 or to reimburse the executive for related taxes

•	Except as otherwise indicated, all amounts reflected in the table would be paid on a lump-sum basis based on a November 30, 2021 termination date

60    Jefferies Financial Group

Compensation Discussion and Analysis

Name	Involuntary Termination Following a Change-in- Control ($)		Following a Change-in- Control	Involuntary Termination ($)		Retirement(1)	Death or Disability ($)
Richard B. Handler	1,000,000	(2)	—	1,000,000	(2)	—	53,861,385	(3)
Brian P. Friedman	847,137	(2)	—	847,137	(2)	—	53,861,385	(3)
Joseph S. Steinberg	1,621,386	(4)	—	1,621,386	(4)	—	—
Michael J. Sharp	467,944	(2)	—	467,944	(2)	—
Teresa S. Gendron	1,062,250	(4)	—	1,062,250	(4)	—	—

(1)	Does not include certain pension benefits for Mr. Handler under the Jefferies Group Employees’ Pension Plan, as reflected in the Pension Benefits in 2021 table.
(2)	Consists of severance policy payments pursuant to Jefferies Group’s firm-wide severance policy.
(3)	Represents the value of unvested RSUs that would have vested automatically upon death or disability.
(4)	Consists of severance policy payments pursuant to Jefferies’ firm-wide severance policy.

Other Compensation Information

CEO Pay Ratio Information

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median of the annual total compensation of our employees and the annual total compensation of Richard Handler, our Chief Executive Officer.

To identify the median of the annual total compensation of our employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments, and estimates that we used were as follows.

We determined that, as of October 1, 2021, our employee population (other than our CEO) consisted of approximately 5,653 individuals working for us and our consolidated subsidiaries, including all U.S. employees and non-U.S. employees and all full-time, part-time, seasonal and temporary workers. We selected October 1, 2021, which is two months before the end of our 2021 fiscal year, to allow sufficient time to identify and collect the information necessary for our pay ratio analysis. October 1 is also the same date we used for this purpose for each of the prior four years.

To identify the 2021 “median employee” from our employee population, we conducted an analysis of our entire employee population. Given the variety of the jobs filled by our employees across multiple industries, we use a variety of pay elements to compensate our employees. For example, some employees are paid an hourly wage while others are paid a fixed salary. In addition, many of our employees have historically received cash bonuses. Consequently, we used payroll data and selected all wages paid (including hourly, overtime and salary) and all bonuses paid as the most appropriate measure of compensation. We converted all foreign currency into U.S. dollars. We used all such compensation paid to our employees for the period December 1, 2020 through September 30, 2021. In making these calculations, we annualized (through September 30, 2021), as permitted, the compensation of those permanent employees who were hired after December 1, 2020. In our analysis, we did not annualize or otherwise adjust compensation for temporary or seasonal employees and did not make any full-time adjustments for anyone. Additionally, we made no cost-of-living adjustments in our calculations.

We calculated our median employee’s fiscal year 2021 total compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, the same way we calculated the total compensation of our CEO as disclosed in our Summary Compensation Table. Using this methodology, we determined that our median employee’s fiscal year 2021 total compensation was $210,171. Based on this information, we estimate that, for 2021, our CEO’s annual total compensation was approximately 137 times that of the median of the annual total compensation of all other employees.

2022 Proxy Statement    61

Audit Matters

PROPOSAL 3
Ratification of Independent Auditors
THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT AUDITORS

The Audit Committee selected Deloitte & Touche LLP (Deloitte) as our independent auditors for 2022, and we are requesting our shareholders to ratify this selection. This proposal is being submitted to shareholders because we believe that this action follows sound corporate practice and is in the best interests of the shareholders. If the shareholders do not ratify the selection, such a vote will not be binding, but the Audit Committee will reconsider the selection of independent auditors. If the shareholders ratify the selection, the Audit Committee, in its discretion, may still direct the appointment of new independent auditors at any time during the year if they believe that this change would be in our and our shareholders’ best interests.

Fees Paid to Our Independent Auditors

The following table sets forth the aggregate fees incurred by us for 2021 and 2020 relating to services performed by Deloitte:

	Fiscal Year Ended November 30, 2021		Fiscal Year Ended November 30, 2020
Audit Fees	$11,708,864		$9,773,507
Audit Related Fees	1,461,380		1,317,508
Tax Fees	286,440		312,365
All Other Fees	13,180		13,180
	$13,469,864	(1)	$11,416,560	(1)
(1)	Fees for 2021 and 2020 include fees incurred by Jefferies Group aggregating $10,651,912 and $8,957,936, respectively. In the table above, in accordance with the SEC’s definitions and rules, Audit Fees are fees paid for professional services for the audit of our consolidated financial statements included in our Form 10-K and review of financial statements included in our Form 10-Qs, and for services that are normally provided by the accountants in connection with regulatory filings or engagements. Audit Related Fees are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. Tax Fees are fees for tax compliance, tax advice and tax planning. All Other Fees are fees for services not included in the first three categories. All services were approved by the Audit Committee.

The Audit Committee has adopted policies and procedures for pre-approving all audit and non-audit work performed by our independent auditor. Specifically, the Committee has pre-approved certain specific categories of work and initially authorized annual amounts for each category. For additional services or services in an amount above the initially authorized annual amount, additional authorization from the Audit Committee is required. The Audit Committee delegated to the Audit Committee Chair the ability to provide both general pre-approvals (where no specific, case-by-case approval is necessary) and specific pre-approvals. Any pre-approval decisions made by the Committee Chair under this delegated authority are reported to the full Audit Committee. All requests for services provided by our independent auditor that do not require specific approval by the Audit Committee are required to be submitted to our Chief Financial Officer to ensure that such services are within the scope of those services that have been pre-approved by the Audit Committee. The Chief Financial Officer reports to the Audit Committee periodically.

We have been advised that one or more representatives of Deloitte, our independent auditors, is expected to attend the Annual Meeting, will have an opportunity to make a statement, if any such representative desires to do so, and is expected be available to respond to appropriate questions.

62    Jefferies Financial Group

Audit Matters

Audit Committee Report

Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles and the establishment and effectiveness of internal controls and procedures designed to assure compliance with generally accepted accounting principles and applicable laws and regulations. Our independent auditors during 2021, Deloitte & Touche LLP, were responsible for performing an independent audit of our financial statements and internal controls over financial reporting in accordance with the standards of the United States Public Company Accounting Oversight Board (PCAOB) and expressing an opinion as to the conformity of our financial statements with generally accepted accounting principles and the effectiveness of our internal control over financial reporting. Our independent auditors had free access to the Audit Committee to discuss any matters they deemed appropriate.

In performing our oversight role, the Audit Committee reviewed and discussed our audited financial statements with each of management and our independent auditors and discussed with our independent auditors the matters required to be discussed by Auditing Standards No. 16, Communications with Audit Committees, as required by the PCAOB. The Audit Committee has received the written disclosures and letters from our independent auditors in accordance with the applicable requirements of the PCAOB regarding auditor independence and has discussed with the auditors the auditors’ independence. Based on the reports and discussions described in this Report, the Committee recommended to our Board that our audited financial statements for 2021 be included in our Annual Report on Form 10-K for the fiscal year ended November 30, 2021 for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors

Jacob M. Katz, Chairman
Linda L. Adamany
Barry J. Alperin
Francisco L. Borges
Melissa V. Weiler

2022 Proxy Statement    63

Stock Ownership Information

Ownership of Our Common Shares

Beneficial Owner(1)	Number of Shares and Nature of Beneficial Ownership(2)		Percent of Class(3)
The Vanguard Group	22,104,360	(4)	9.2%
BlackRock, Inc.	18,249,052	(5)	7.6%
Linda L. Adamany	58,058		*
Barry J. Alperin	40,592		*
Robert D. Beyer	125,437	(8)	*
Francisco L. Borges	68,058		*
Matrice Ellis Kirk	4,138	(9)	*
Brian P. Friedman	7,155,209	(10)	2.9%
MaryAnne Gilmartin	30,592	(6)	*
Teresa S. Gendron	30,084		*
Richard B. Handler	16,104,430	(11)	6.4%
Thomas W. Jones	—		*
Jacob M. Katz	30,592		*
Michael T. O’Kane	102,620	(7)	*
Michael J. Sharp	74,379	(12)	*
Joseph S. Steinberg	22,029,404	(13)	9.1%
Melissa Weiler	12,138	(9)	*
All directors and executive officers as a group (17 persons)	45,872,731	(14)	17.9%

*	Less than 0.1%.
(1)	Except for Vanguard and BlackRock, the business address of each person is c/o Jefferies Financial Group Inc., 520 Madison Avenue, New York, NY 10022. The list of owners consists of our directors, named executive officers and, to our knowledge, all 5% shareholders.
(2)	Beneficial ownership of shares owned by directors and executive officers at January 31, 2022. Unless otherwise noted, voting and investment power are held solely by the reporting person. Ownership of restricted shares includes voting but no investment power. Ownership of vested restricted stock units (RSUs) and options includes the right to acquire voting and investment power within 60 days (except as otherwise noted). Shares held under the Profit Sharing Plan (PSP) are held by the PSP trustee and include sole voting and limited investment power. Unless otherwise noted, all other ownership of shares reported includes voting and investment power. Ownership of shares reported below as excluded does not include voting or investment power.
(3)	Based on 241,520,323 shares outstanding as of January 31, 2022.
(4)	The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355, reported sole voting power over 0 shares, shared voting power over 109,385 shares, sole dispositive power over 21,834,050 shares and shared dispositive power over 270,310 shares as of December 31, 2021 in its amended Schedule 13G filed on February 10, 2022.
(5)	BlackRock, Inc., 55 East 52nd Street, New York, NY 10055, reported sole voting power over 17,348,307 shares, sole dispositive power over 18,249,052 shares and no shared voting or dispositive power as of December 31, 2021 in its amended Schedule 13G filed on February 1, 2022.
(6)	Includes 19,069 restricted shares.
(7)	Includes 62,270 vested and non-forfeitable share units.
(8)	Includes 19,069 unvested restricted share units and 13,902 vested and non-forfeitable share units.
(9)	Includes 4,138 restricted shares.
(10)	Assuming Mr. Friedman’s continued employment with us through the expiration of all applicable vesting and deferral periods and that goals required for earning performance-based awards are achieved at target levels, he would beneficially own 10,886,002 shares (4.4% of the outstanding class). The number in the table includes (i) 838,922 presently exercisable options; (ii) 34,658 PSP shares; and (iii) 3,777,507 vested and non-forfeitable RSUs of which 3,060,883 would be settled more than 60 days after January 31, 2022 under award terms, even if a termination of employment had occurred on that date. If the vested and non-forfeitable RSUs not settleable within 60 days were deemed not to constitute beneficial ownership, the total beneficial ownership would be 4,094,326 shares (1.7% of the outstanding class).
(11)	Assuming Mr. Handler’s continued employment with us through the expiration of all applicable vesting and deferral periods and that goals required for earning performance-based awards are achieved at target levels, he would beneficially own 19,834,723 shares (7.8% of the outstanding class). The number in the table includes (i) 835,422 presently exercisable options; (ii) 113,586 PSP shares; (iii) 294,719 shares held in family trusts with shared voting and investment power; (iv) 5,237,240 shares in a brokerage margin account for outstanding margin balances; and (v) 9,623,363 vested and non-forfeitable RSUs of which 8,906,739 would be settled more than 60 days after January 31, 2022 under award terms, even if a termination of employment had occurred on that date. If the vested and non-forfeitable RSUs not settleable within 60 days were deemed not to constitute beneficial ownership, the total beneficial ownership would be 7,197,691 shares (3.0% of the outstanding class).

64    Jefferies Financial Group

Stock Ownership Information

(12)	Includes 4 PSP shares.
(13)	Includes 2,434,979 shares held directly by Mr. Steinberg, 106,972 shares held by Mr. Steinberg’s spouse over which Mr. Steinberg may be deemed to have shared voting and investment power, 19,399,191 shares held by corporations wholly owned by Mr. Steinberg, family trusts or corporations wholly owned by family trusts as to which Mr. Steinberg has sole voting and investment power, 84,762 shares held in a charitable trust over which Mr. Steinberg may be deemed to have shared voting and investment power and 3,500 shares underlying a currently exercisable option.
(14)	Includes 13,496,112 vested and non-forfeitable RSUs and 1,677,844 shares underlying exercisable options.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who beneficially own more than 10% of our Common Shares to file reports of ownership and changes in ownership with the SEC. To our knowledge, all such persons filed the required reports on a timely basis during fiscal 2021, except one Form 4 filed on behalf of Joseph S. Steinberg, our Chairman of the Board, reporting one sale, was inadvertently submitted minutes after the filing deadline and therefore treated as filed one day late, and a Form 4 filed on behalf of Stuart H. Reese, at the time a director, inadvertently omitted a report of a single dividend reinvestment transaction, which was reported by amendment shortly thereafter.

2022 Proxy Statement    65

Additional Information

Biographies of Other Executive Officers

Michael J. Sharp | 66

EXECUTIVE VICE PRESIDENT
GENERAL COUNSEL

Mr. Sharp has been our Executive Vice President and General Counsel since March 2013. Mr. Sharp is also Jefferies Group’s Executive Vice President, General Counsel and Secretary, positions he has held since November 2010. Prior to joining Jefferies Group in September 2010, Mr. Sharp had been a partner with the law firm of Wilmer Cutler Pickering Hale & Dorr LLP. Previously, Mr. Sharp was Deputy General Counsel of Citigroup and General Counsel of Citigroup’s Global Wealth Management, Global Consumer Bank and Global Credit Card business units. Before his twelve years at Citigroup, Mr. Sharp was a litigation associate at Cravath, Swaine & Moore, which he joined in 1992. Mr. Sharp began his legal career as a judicial clerk on the U.S. Court of Appeals for the Eleventh Circuit. Before embarking on a legal career, Mr. Sharp traded U.S. Treasury Bonds from 1981 to 1988.

Mr. Sharp received a J.D. from the University of Georgia School of Law (where he was editor-in-chief of the Law Review), an M.B.A. from Cornell University and a B.A. from Fordham University.

Teresa S. Gendron | 52

VICE PRESIDENT
CHIEF FINANCIAL OFFICER

Ms. Gendron has been our Vice President and Chief Financial Officer since September 2014. From 2011 until her employment with us, Ms. Gendron was the Vice President and Controller of Gannett Co., Inc., a NYSE listed international media and marketing solutions company, and performed the duties of Chief Accounting Officer. Previously, Ms. Gendron was Vice President and Controller at Nasdaq listed NII Holdings, Inc., a mobile communication services company, which she joined as its Finance Director in 1998. Ms. Gendron began her career in accounting at KPMG LLP in 1991 and is a C.P.A.

Ms. Gendron is on the board of Hillman Solutions Corp., a NASDAQ listed provider of complete hardware solutions. Ms. Gendron is a member of its Audit Committee and its Nominating and Environmental, Social and Corporate Governance Committee. Ms. Gendron’s service on the Hillman board is solely in her individual capacity and not as a representative of Jefferies.

Ms. Gendron received an M.B.A. from Georgetown University, a Global Executive M.B.A. from ESADE Business School of Ramon Llull University in Barcelona, Spain and a B.S. in Commerce with a concentration in Accounting from the University of Virginia.

66    Jefferies Financial Group

Additional Information

John M. Dalton | 39

VICE PRESIDENT
CONTROLLER
CHIEF ACCOUNTING OFFICER

Mr. Dalton has been our Vice President, Controller and Chief Accounting Officer since September 2015. Mr. Dalton was the Assistant Controller from 2014 to 2015 and Director of Consolidations and Financial Reporting from 2013 to 2014 of TEGNA Inc./Gannett Co., Inc. Mr. Dalton has held other accounting and audit positions at TEGNA/ Gannett since 2004.

Mr. Dalton is a C.P.A. and received a B.B.A. from James Madison University.

Rocco J. Nittoli | 63

VICE PRESIDENT
CHIEF COMPLIANCE OFFICER

Mr. Nittoli is our Vice President and Chief Compliance Officer. Mr. Nittoli joined us in September 1997 and has served us and our subsidiaries in a variety of capacities, including as our Treasurer between May 2007 and January 2019, and as our Vice President since September 2007.

Mr. Nittoli is a C.P.A. and received a M.S. in Taxation from Seton Hall University and a B.A. in Accounting from Rutgers University.

2022 Proxy Statement    67

Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current views and include statements about our future and statements that are not historical facts. These forward-looking statements are usually preceded by the words “should,” “expect,” “intend,” “may,” “will,” “would,” or similar expressions. Forward-looking statements may contain expectations regarding revenues, earnings, operations, and other results, and may include statements of future performance, plans, and objectives. Forward-looking statements may also include statements pertaining to our strategies for future development of our businesses and products. Forward-looking statements represent only our belief regarding future events, many of which by their nature are inherently uncertain. It is possible that the actual results may differ, possibly materially, from the anticipated results indicated in these forward-looking statements. Information regarding important factors, including Risk Factors that could cause actual results to differ, perhaps materially, from those in our forward-looking statements is contained in reports we file with the SEC. You should read and interpret any forward-looking statement together with reports we file with the SEC. We undertake no obligation to update or revise any such forward-looking statement to reflect subsequent circumstances.

Past performance may not be indicative of future results. Different types of investments involve varying degrees of risk. Therefore, it should not be assumed that future performance of any specific investment or investment strategy will be profitable or equal the corresponding indicated performance level(s).

68    Jefferies Financial Group

Important Information for Our Shareholders

ONLINE ACCESS TO PROXY MATERIALS

This Proxy Statement and the following additional proxy materials are available online at proxyvote.com:

●	2021 Annual Report on Form 10-K
●	Proxy card and voting instructions

ATTENDING OUR ANNUAL MEETING

Holders of our shares at the close of business on January 31, 2022, the record date, or their representatives are permitted to attend our Annual Meeting. At the close of business on the record date there were 241,520,323 shares outstanding and entitled to vote, each of which entitles the holder to one vote on each proposal. For security purposes, no cameras, recording devices, or amplification devices will be permitted at the meeting.

VOTING

Whether you hold shares directly as a shareholder of record or beneficially in street name, you may vote your shares without attending the Annual Meeting. Voting instructions, including instructions for both telephonic and internet voting, are outlined in the Notice of Internet Availability of Proxy Materials and on your proxy card.

	If you are a shareholder of record	If you hold your shares in street name
By Internet (24 hours a day):	proxyvote.com	proxyvote.com
By Telephone (24 hours a day):	1-800-690-6903	1-800-690-6903
By Mail:	Return a properly executed and dated proxy card in the provided pre-paid envelope	Return a properly executed and dated voting instruction form by mail, depending upon the method(s) your bank, brokerage firm, broker-dealer or other similar organization makes available

The deadline for voting by telephone or using the internet is 11:59 p.m. EDT on Monday, March 28, 2022.

Shares represented by properly executed proxies, received by us or voted by telephone or via the internet, which are not revoked, will be voted at the Annual Meeting in accordance with the instructions contained therein. Subject to the broker non-vote rules discussed above, if instructions are not given, proxies will be voted for the election of each nominee, for the approval of our executive officer compensation and for the ratification of our independent auditors. Other than shares held in our Profit Sharing Plan, your shares will not be voted if you do not return a signed proxy card or vote in person, by telephone or via the internet.

How can I attend, vote and participate at the virtual Annual Meeting?

Due to the continuing public health impact of COVID-19, we are holding our Annual Meeting in a virtual-only format. At the virtual Annual Meeting, shareholders will be able to listen to the meeting live and vote. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/JEF2022, you must enter the 16-digit control number available on your proxy card if you are a shareholder of record or included in your voting instruction card and voting instructions you received from your broker, bank or other institution. Although you may vote online during the virtual Annual Meeting, we encourage you to vote via the Internet, by telephone or by mail as outlined in the Notice of Internet Availability of Proxy Materials or on your proxy card to ensure that your shares are represented and voted.

2022 Proxy Statement    69

Important Information for Our Shareholders

A technical support line will be available on the meeting website for any questions on how to participate in the Annual Meeting or if you encounter any difficulties accessing the virtual meeting.

The meeting webcast will begin promptly at 10:00 a.m., New York City time, on Tuesday, March 29, 2022. Online access will begin at 10:00 a.m. New York City time, and we encourage you to access the meeting prior to the start time.

Shareholders will be able to ask questions through the virtual meeting website either before or during the meeting. Questions may be submitted during the virtual Annual Meeting through www.virtualshareholdermeeting.com/ JEF2022. The Company will answer appropriate questions during the virtual Annual Meeting.

What is the difference between holding shares as a shareholder of record and holding in street name?

Shareholder of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, you are considered a “shareholder of record” of those shares.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a bank, brokerage firm or other similar organization, then you are a beneficial owner of shares held in street name. In that case, you will have received these proxy materials from the organization holding your account and, as a beneficial owner, you have the right to direct that organization as to how to vote the shares held in your account.

INFORMATION FOR OUR PROFIT SHARING PLAN PARTICIPANTS

For participants in our Profit Sharing Plan (PSP), your shares will be voted by Fidelity Management Trust Company, the plan administrator, as you instruct by returning your signed proxy card. If you sign and return your proxy card but do not designate how your shares should be voted, your shares will be voted as recommended by our Board of Directors. You may also vote your shares online at proxyvote.com or by telephone by calling 1-800-690-6903. You cannot vote your shares in the PSP in person at the meeting. To allow sufficient time for voting, your vote must be received by no later than 11:59 p.m. EDT on Friday, March 25, 2022, unless otherwise stated in your PSP voting materials. If you do not timely provide your vote, your shares in the PSP will be voted pro rata based on the votes timely received by Fidelity.

REVOCATION OF PROXIES

Any proxy may be revoked at any time before it is exercised by giving written notice of revocation to our Corporate Secretary, at our address set forth herein, by executing and delivering a later-dated proxy, either in writing, by telephone or via the internet, or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not alone constitute revocation of a proxy. If your shares are held in a brokerage, bank, or other institutional account, you must obtain a proxy from that entity showing that you were the owner as of the close of business on January 31, 2022 in order to vote your shares at the Annual Meeting.

REQUIRED VOTES FOR EACH PROPOSAL

Election of Directors – Our by-laws require that each director in an uncontested election be elected by the vote of the majority of the votes cast with respect to such director. A majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director.

Approval of Executive Officer Compensation – The approval of our named executive officer compensation requires the affirmative vote of a majority of votes cast on the matter. The vote is advisory and therefore is not binding on the Compensation Committee, our Board of Directors or us.

Ratification of Deloitte as Auditors – Ratification of the selection of Deloitte as our independent auditors requires the affirmative vote of a majority of votes cast on the matter.

BROKER NON-VOTES AND ABSTENTIONS

A “broker non-vote” occurs when your broker submits a proxy for the meeting but does not vote on non-discretionary matters because you did not provide voting instructions on those matters (this applies to matters other than ratification of our auditors).

On proposals, abstentions and broker non-votes will not be counted as votes cast and therefore will have no effect for the purpose of determining whether those proposals have been approved.

70    Jefferies Financial Group

Important Information for Our Shareholders

REQUESTS FOR OUR ANNUAL REPORT AND GOVERNANCE DOCUMENTS

You may request a written copy of the following documents without charge by writing to our Corporate Secretary, Laura Ulbrandt DiPierro, at 520 Madison Avenue, New York, New York 10022, or go to Jefferies.com for an electronic copy.

●	2021 Annual Report on Form 10-K, including the financial statements and the financial statement schedules as well as any requested exhibits
●	Audit, Compensation, Nominating and Corporate Governance, Risk and Liquidity Oversight, and ESG/DEI Committee Charters
●	Corporate Governance Guidelines
●	Code of Business Practice
●	Corporate Social Responsibility Principles
●	Whistle Blower Policy

COMMUNICATING WITH OUR BOARD

Shareholders and other parties interested in communicating directly with our Board, specific members of our Board, including our Lead Director, or non-management directors as a group may do so by writing to such intended recipients, c/o Corporate Secretary, Jefferies Financial Group, 520 Madison Avenue, New York, New York 10022. The Corporate Secretary will review all correspondence and regularly forward to the recipients a summary of all such correspondence that, in the opinion of the Corporate Secretary, deals with the functions of our Board or committees thereof or that the Corporate Secretary otherwise determines requires attention. All directors may at any time review a log of all such correspondence and request copies. Concerns relating to accounting, internal controls or auditing matters will immediately be brought to the attention of the Chair of the Audit Committee.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

Shareholders sharing the same address may receive one copy of this Proxy Statement, our Annual Report and Notice of Internet Availability of Proxy Materials, unless a shareholder has asked for a separate copy. If you would like an additional copy of any of these documents, would like to receive a separate copy of these documents for future meetings or would like to receive only one copy if you and another shareholder sharing your address are receiving multiple copies, you should submit this request by writing to our transfer agent, American Stock Transfer and Trust Company, LLC (in writing: 6201 15th Avenue, Brooklyn, New York 11219; by telephone: in the U.S., Puerto Rico and Canada, 1-800-937-5449; outside the U.S., Puerto Rico and Canada, 1-718-921-8200). We will promptly comply with your instructions.

PROXY SOLICITATION

We are first mailing this Proxy Statement and proxy card to shareholders on or about February 17, 2022. We bear the costs of our Board’s solicitation of your proxy for our 2022 Annual Meeting. Our directors, officers and employees may also solicit proxies from shareholders, but will not receive additional compensation, although they may be reimbursed for out-of-pocket expenses. We have also engaged Innisfree M&A Incorporated, a proxy solicitation agent, to assist us with our solicitation and expect to pay no more than $15,000 for its efforts. We will also reimburse brokers, nominees, fiduciaries and other custodians for reasonable expenses incurred in forwarding our proxy materials to shareholders.

SHAREHOLDER PROPOSALS AND BOARD NOMINEES FOR 2023

Shareholders may submit proposals and director nominees for our 2023 annual meeting which comply with the rules and regulations of the SEC and our by-laws. Proposals submitted pursuant to SEC’s Rule 14a-8 for inclusion in our proxy materials must be received by us no later than October 20, 2022.

For a shareholder’s notice of nomination of one or more director nominees to be included in our proxy statement and ballot for the 2023 annual meeting pursuant to the proxy access provision set forth in our by-laws, it must be received by our Secretary no earlier than September 20, 2022 and no later than October 20, 2022. The notice must contain the information required by our by-laws, and the shareholder(s) and nominee(s) must comply with the information and other requirements in our by-laws relating to the inclusion of shareholder nominees in our proxy materials.

2022 Proxy Statement    71

Important Information for Our Shareholders

If a shareholder seeks to propose other business or nominate a director, pursuant to our by-laws, but does not seek to include a proposal or director nominee in our proxy statement for the 2022 annual meeting, proposals for other business must be received by our Secretary no later than October 20, 2022, and director nominations must be received by our Secretary no earlier than September 20, 2022 and no later than October 20, 2022.

All proposals submitted in writing to Laura Ulbrandt DiPierro, Assistant Vice President and Secretary, 520 Madison Avenue, New York, New York 10022.

72    Jefferies Financial Group

Annex A

Reconciliations and Use of Non-GAAP Financial Measures and Additional Information

The following tables reconcile financial results reported in accordance with generally accepted accounting principles (GAAP) to all non-GAAP financial measures presented in this Proxy Statement. We sometimes use non-GAAP financial measures to aid investors in viewing our businesses and investments through the eyes of management while facilitating a comparison across historical periods. For example, management uses certain financial measures using adjusted tangible shareholders’ equity because management believes that adjusted tangible shareholders’ equity are the net assets available for investment purposes to earn a return for our shareholders and changes in tangible shareholders’ equity better indicate to management and our shareholders how we performed given the equity available to management to invest.

However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, reported results prepared in accordance with GAAP.

ROTE Non-GAAP Reconciliation

CALCULATION OF RETURN ON ADJUSTED TANGIBLE EQUITY (ROTE)

Reconciliation of Net Income to Adjusted Net Income

($ in millions)	Twelve Months Ended Nov. 30, 2021	Twelve Months Ended Nov. 30, 2020	Twelve Months Ended Nov. 30, 2019
Net Income Attributable to Common Shareholders (GAAP)	$1,667	$770	$960
Tax Benefit Associated With Sale of Available for Sale Portfolio(1)	—	—	(545)
Intangible Amortization and Impairment Expense, Net of Tax	11	11	14
Adjusted Net Income (non-GAAP)	$1,678	$781	$429

Reconciliation of Shareholders’ Equity to Adjusted Tangible Shareholders’ Equity

($ in millions)	Nov. 30, 2020	Nov. 30, 2019	Nov. 30, 2018
Shareholders’ Equity (GAAP)	$9,404	$9,580	$10,061
Intangible Assets, Net and Goodwill	(1,913)	(1,923)	(1,890)
Deferred Tax Asset, Net	(394)	(462)	(513)
Weighted Average Impact of Cash Dividends and Share Repurchases	(243)	(545)	(378)
Adjusted Tangible Shareholders’ Equity (Non-GAAP)	$6,854	$6,649	$7,280

ROTE = Adjusted Net Income / Adjusted Tangible Shareholders’ Equity	24.5%	11.7%	5.9%
(1)	Reflects our Compensation Committee’s determination to exclude a non-recurring tax benefit of approximately $544.6 million in 2019 related to the closing of our available for sale portfolio. This tax benefit was generated primarily through activity during 2008 - 2010 and since then remained an unrealized balance within equity until the liquidation of the portfolio. This realization did not impact total equity, as the increase in retained earnings was offset by a corresponding decrease in accumulated other comprehensive income.

2022 Proxy Statement    73

Annex A

Tangible Book Value Per Fully Diluted Share Non-GAAP Reconciliation

CALCULATION OF TANGIBLE BOOK VALUE PER FULLY DILUTED SHARE

Reconciliation of Book Value (Shareholders’ Equity) to Adjusted Tangible Book Value

($ in millions)	Nov. 30, 2021	Nov. 30, 2020
Book Value (GAAP)	$10,554	$9,404
Redeemable Convertible Preferred Shares Converted to Common Shares(1)	125	—
Stock Options(2)	121	—
Intangible Assets, Net and Goodwill	(1,898)	(1,913)
Adjusted Tangible Book Value (non-GAAP)	$8,902	$7,490

Reconciliation of Shares Outstanding to Fully Diluted Shares Outstanding

(in millions except per share amounts)	Nov. 30, 2021	Nov. 30, 2020
Common Shares Outstanding (GAAP)	244	250
Restricted Stock Units (“RSUs”)	20	23
Redeemable Convertible Preferred Shares Converted to Common Shares(1)	4	—
Stock Options(2)	5	—
Other	1	1
Fully Diluted Shares Outstanding (Non-GAAP)(3)	274	274

Book Value Per Share = Book Value / Common Shares Outstanding	$43.33	$37.65
Tangible Book Value Per Fully Diluted Share = Adjusted Tangible Book Value / Fully Diluted Shares Outstanding	$32.45	$27.38
(1)	Redeemable convertible preferred shares added to book value and fully diluted shares assume that the redeemable convertible preferred shares are converted to common shares. As of November 30, 2020, the redeemable convertible preferred shares were anti-dilutive and not included in tangible book value or fully diluted shares outstanding.
(2)	Stock options added to book value are equal to the total number of stock options outstanding as of November 30, 2021 of 5,109,000 multiplied by the weighted average exercise price of $23.70 on November 30, 2021. Stock options added to fully diluted shares are equal to the total stock options outstanding on November 30, 2021.
(3)	Fully diluted shares outstanding include vested and unvested RSUs as well as the target number of RSUs issuable under the senior executive compensation plans. Fully diluted shares outstanding also include all stock options and the additional common shares if our redeemable convertible preferred shares were converted to common shares.

Jefferies Group 2020 Return on Tangible Equity Non-GAAP Reconciliation

CALCULATION OF JEFFERIES GROUP 2020 RETURN ON TANGIBLE EQUITY

($ in millions)	Year Ended Nov. 30, 2020
Net Earnings Attributable to Jefferies Group LLC	$879

Reconciliation of Jefferies Group Member’s Equity to Jefferies Group Tangible Member’s Equity

Nov. 30, 2019
Total Jefferies Group LLC Member’s Equity (GAAP)	$6,125
Less: Intangible Assets, Net and Goodwill	(1,814)
Total Jefferies Group LLC Tangible Member’s Equity (non-GAAP)	$4,311
Return on Tangible Equity = Net Earnings Attributable to Jefferies Group / Jefferies Group Tangible Member’s Equity	20.4%

74    Jefferies Financial Group

Annex A

2019 Diluted EPS and ROE Non-GAAP Reconciliation

RECONCILIATION OF 2019 DILUTED EPS AND RETURN ON EQUITY (ROE)

Reconciliation of 2019 Diluted EPS to Adjusted Diluted EPS

Twelve Months Ended Nov. 30, 2019
Diluted EPS (GAAP)	$3.03
Tax Benefit Associated With Sale of Available for Sale Portfolio(1)	$(1.71)
Adjusted Diluted EPS (non-GAAP)	$1.32

Reconciliation of Net Income to Adjusted Net Income and Calculation of ROE and Adjusted ROE

($ in millions)	Twelve Months Ended Nov. 30, 2019
Net Income Attributable to Common Shareholders (GAAP)	$960
Tax Benefit Associated With Sale of Available for Sale Portfolio(1)	(545)
Adjusted Net Income Attributable to Common Shareholders (non-GAAP)	$415

Shareholders’ Equity at November 30, 2018	$10,061
ROE = Net Income / Shareholders’ Equity	9.5%
Adjusted ROE = Adjusted Net Income / Shareholders’ Equity	4.1%
(1)	The tax benefit associated with the sale of our available for sale portfolio was generated primarily through activity during 2008 – 2010 and since then remained an unrealized balance within equity until the liquidation of the portfolio. This realization did not impact total equity, as the increase in retained earnings was offset by a corresponding decrease in accumulated other comprehensive income.

Market Position Statistics presented within the Proxy are referenced from several independent sources as noted below:

Dealogic:

●   8th globally and 7th in the U.S. across all Investment Banking products

●   6th globally in M&A; 5th in the U.S. for M&A and 3rd in U.S. for sponsor-backed M&A

●   7th globally in Equity Underwriting; 6th in EMEA and 7th in the U.S. in Equity Underwriting

Bloomberg:

●   1st in U.S. in LBO loans

Starmine:

●   Largest Mid and Small-Cap research breadth globally, ranking 1st in stocks covered and 5th overall across all market caps

Institutional Investor:

●   Global Research ranked 8th or better in each of Americas, Europe and Asia Pacific

McLagan:

●   8th globally in Equities Cash Trading

Asiamoney:

●  3rd Best Overall Combined Research and Sales; 1st Best International Brokerage in both Japan and India

Greenwich Associates Survey:

●   4th in the U.S. in Equity Electronic Trading

●   1st in Global Convertible Sales and Trading Quality; 1st Overall Internationally and Top 3 in the U.S.

●   3rd in U.S. for positive momentum with Clients in U.S. Core Credit

●   5th in overall market share and #1 in overall service quality in U.S. Emerging Markets

2022 Proxy Statement    75

Jefferies

FSC
www.fsc.org
MIX
Paper from
responsible sources

Jefferies Financial Group Inc.

520 Madison Avenue
New York, New York 10022

JEFFERIES FINANCIAL GROUP INC.
520 MADISON AVENUE, 11TH FLOOR
NEW YORK, NY 10022

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. ET on March 28, 2022 for shares held directly and by 11:59 p.m. ET on March 25, 2022 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/JEF2022

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. ET on March 28, 2022 for shares held directly and by 11:59 p.m. ET on March 25, 2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D65065-P64939-Z81595	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

JEFFERIES FINANCIAL GROUP INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
THE NOMINEES LISTED BELOW AND FOR PROPOSALS 2 AND 3.

1.	Election of Directors
	Nominees		For	Against	Abstain
	1a.	Linda L. Adamany	☐	☐	☐
	1b.	Barry J. Alperin	☐	☐	☐
	1c.	Robert D. Beyer	☐	☐	☐
	1d.	Matrice Ellis Kirk	☐	☐	☐
	1e.	Brian P. Friedman	☐	☐	☐
	1f.	MaryAnne Gilmartin	☐	☐	☐
	1g.	Richard B. Handler	☐	☐	☐
	1h.	Thomas W. Jones	☐	☐	☐
	1i.	Jacob M. Katz	☐	☐	☐
	1j.	Michael T. O'Kane	☐	☐	☐

1k.	Joseph S. Steinberg	☐	☐	☐
1l.	Melissa V. Weiler	☐	☐	☐
		For	Against	Abstain
2.	Approve named executive officer compensation on an advisory basis.	☐	☐	☐
3.	Ratify Deloitte & Touche LLP as independent auditors for the fiscal year ending November 30, 2022.	☐	☐	☐
NOTE: In their discretion, the proxies are authorized to vote upon any other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The 2022 Proxy Statement and the 2021 Annual Report on Form 10-K are available at www.proxyvote.com

D65066-P64939-Z81595

JEFFERIES FINANCIAL GROUP INC.
Proxy Solicited on Behalf of the Board of Directors for
Annual Meeting of Shareholders
March 29, 2022 at 10:00 A.M., Eastern Time

The undersigned shareholder of Jefferies Financial Group Inc. (the "Company") hereby appoints Richard B. Handler, Brian P. Friedman and Joseph S. Steinberg, and each of them, as attorneys and proxies, each with power of substitution and revocation, to represent the undersigned at the Annual Meeting of Shareholders of Jefferies Financial Group Inc. to be held virtually at www.virtualshareholdermeeting.com/JEF2022 on March 29, 2022 at 10:00 a.m., Eastern Time and at any adjournment or postponement thereof, with authority to vote all shares held or owned by the undersigned in accordance with the directions indicated herein and in their discretion on such other matters as may come before the meeting.

Receipt of the 2022 Notice and Proxy Statement and a copy of the Annual Report on Form 10-K to Shareholders for the fiscal year ended November 30, 2021 is hereby acknowledged. The undersigned hereby revokes all prior proxies granted by the undersigned.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES AND FOR ITEMS 2 and 3.

Continued and to be signed on reverse side